UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
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SUBJECT TO COMPLETION
PRELIMINARY PROXY STATEMENT, DATED JUNE 16, 2021
MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 24, 2021

TIME:	9:00 a.m. Mountain Standard Time

PLACE:	Microchip Technology Incorporated 2355 West Chandler Boulevard Chandler, Arizona 85224-6199

ITEMS OF BUSINESS:	(1)
The election of each of Matthew W. Chapman, Esther L. Johnson, Karlton D. Johnson, Wade F. Meyercord, Ganesh Moorthy, Karen M. Rapp and Steve Sanghi to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

(2) To approve an amendment and restatement of our Certificate of Incorporation to increase the number of authorized shares of common stock for the purpose of effecting a two-for-one forward stock split.

(3) To approve an amendment and restatement of our 2004 Equity Incentive Plan to extend the term of the plan by ten years, to August 24, 2031.

(4) To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2022.

(5) To hold an advisory (non-binding) vote regarding the compensation of our named executives.

(6) To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

The Microchip Board of Directors recommends that you vote FOR each of the foregoing items.

RECORD DATE:	Holders of Microchip common stock of record at the close of business on June 28, 2021 are entitled to vote at the annual meeting.

ANNUAL REPORT:	Microchip's fiscal 2021 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

PROXY:	It is important that your shares be represented and voted at the annual meeting. Whether or not you expect to attend the annual meeting in person, please vote your shares as promptly as possible using the enclosed proxy card, or via the internet or telephone as instructed in the enclosed materials, in order to ensure your representation at the annual meeting. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

Kim van Herk Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on August 24, 2021
The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2021 are available at www.microchip.com/annual_reports.

Chandler, Arizona
July 19, 2021

Letter from Your Executive Chair and Your CEO and President
This past fiscal year has been a year of remarkable performance and resilience for Microchip. With the rest of the global community, we faced the COVID-19 pandemic and its health, social and economic challenges. Our business focus and Guiding Values remained constant, helping us navigate these challenges. Key among the principles within our Guiding Values are our commitment to people who are our stakeholders - our employees, customers, sales channel partners, supplier partners, investors, and the communities in which we live and work. It is this commitment to people that drives us to connect with them, and work together to empower innovation which enhances the human experience, and in the process meet our corporate goals and stakeholder obligations.
Microchip’s Strong Performance In Light of COVID-19
In fiscal 2021, the COVID-19 pandemic adversely impacted people and businesses. There were negative impacts on production, that created supply chain and market disruption, and a global disruption of economic activity. In response to the early indications of the COVID-19 pandemic, we took proactive measures to safeguard the health of our employees. We quickly shifted to a work from home model wherever possible, pivoted to virtual engagement with all of our stakeholders, curtailed business travel, and implemented an enhanced cleaning schedule and other precautions for our facilities.
Due to uncertainties related to the impact of the COVID-19 pandemic, in April 2020, we implemented a salary reduction program for our management and many other employees, as well as reducing cash bonuses and other discretionary expenses. The salary reduction program was comprised of a 20% salary reduction for our executive management, and a 10% reduction for U.S. non-manufacturing employees. Our Board also took a 20% cut in their cash compensation. In our U.S. factories some employees took salary reductions and others had rotating time off depending on the factory loading levels. Cost reduction actions in our non-U.S. locations depended on local law requirements in certain jurisdictions and employee consent for salary cuts in other jurisdictions. We believe it is a testament to our strong culture of shared sacrifices and shared rewards about 98% of our worldwide team voluntarily participated in these expense reduction programs. Incredibly, about 5% of our worldwide team volunteered to take temporary salary reductions above the levels asked of them as a show of solidarity with Microchip at a time of extreme business uncertainty! As the uncertainties related to the COVID-19 virus abated and business conditions improved, board and management compensation reductions were reinstated later in the year.
In the second half of fiscal 2021, business conditions were very strong as businesses and individuals adapted to the effects of the pandemic. Supply chains, however, were stressed as many suppliers were not expecting the level of economic strength that occurred. Nonetheless, with this improvement in business conditions, Microchip was able to achieve records for net sales and non-GAAP gross margins, operating income, net income and EPS in fiscal 2021. It was heartening to see the “One World, One Microchip” spirit of our employees, and this spirit continues to give us strength and resolve to navigate the opportunities and challenges ahead of us.
It is unfortunate that the impact of the COVID-19 pandemic on individuals and in certain locations in which we operate remains uncertain, and the ultimate impact of the pandemic will depend on many factors, such as the effectiveness of the pandemic containment efforts, including the use and effectiveness of vaccines. We regularly monitor new information regarding the severity of COVID-19 and the ability to contain, treat, or prevent it, and continue to take precautions in our facilities to safeguard the health of our employees and communities.
Our CEO Transition
Succession planning at all levels is the hallmark of companies that are built to last. We have been working together in a shared leadership model for many years in order to effect a seamless transition for Microchip when the time was right.
As part of our succession planning process, effective March 1, 2021, Mr. Sanghi transitioned to an Executive Chair role and Mr. Moorthy was appointed CEO with a continuing role as President. Mr. Moorthy has been with Microchip since 2001 and during this time has provided strong leadership and strategic development that have enabled Microchip to grow and continue to be an industry leader. Mr. Moorthy has a deep knowledge of Microchip’s technology, industry, people and culture. Our Board is confident that Mr. Moorthy, and the rest of our leadership team will, deliver on our vision to be the very best embedded control solutions company ever!

Board Member Changes
Our board desires diversity in the background and experience of its members. We choose nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standard of board service at Microchip. We actively seek women and minority candidates for the pool from which board candidates are chosen. As a result of our recent process we were able to identify and appoint three new members to our Board: Mr. Moorthy and Ms. Rapp in January 2021, and Mr. Johnson in April 2021. Mr. Day is retiring from the Board effective on the date of the annual meeting and as such, was not nominated for re-election to the Board.
Our board, and our executive management are committed to fostering an environment where a diversity of perspectives is heard. Our board nominees at our 2021 annual meeting include 43% people of color and 29% female. Each of our board nominees brings extensive experience and their own perspectives to board discussions. With respect to our new board members, Mr. Moorthy, our current CEO, brings his extensive knowledge of Microchip and our industry; Ms. Rapp, brings her background in finance and financial reporting; and Mr. Johnson, is well-grounded in cyber and data security matters as well as government procurement.
ESG / Sustainability
In fiscal 2021, we established an ESG Steering Committee to assist in the development and coordination of our corporate ESG Goals. It is a matrixed team, comprised of executives and senior managers from various disciplines such as compliance, facilities, finance, human resources, legal, marketing communications, operations, sales, and technology. Our ESG Steering Committee has oversight of programs, training and goal setting for our ESG areas, and in fiscal 2021 focused on our programs related to environmental sustainability, supply chain transparency, combatting forced labor, and diversity and inclusion. For more information on our programs, please see our website, and our 2020 Sustainability Report at https://www.microchip.com/en-us/about/corporate-responsibility/sustainability
Thank you for your continued support of Microchip.

Steve Sanghi Executive Chair	Ganesh Moorthy President and CEO

TABLE OF CONTENTS	Page

PROXY STATEMENT	1

THE BOARD OF DIRECTORS	4

CERTAIN TRANSACTIONS	14

PROPOSAL ONE - ELECTION OF DIRECTORS	15

PROPOSAL TWO - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FOR THE PURPOSE OF EFFECTING A TWO-FOR-ONE FORWARD STOCK SPLIT	20

PROPOSAL THREE - APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2004 EQUITY INCENTIVE PLAN	23

PROPOSAL FOUR - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	32

PROPOSAL FIVE - APPROVAL OF EXECUTIVE COMPENSATION	34

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS	35

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS	37

COMPENSATION OF NAMED EXECUTIVE OFFICERS	52

EQUITY COMPENSATION PLAN INFORMATION	68

CODE OF BUSINESS CONDUCT AND ETHICS	70

OTHER MATTERS	70

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT
You are cordially invited to attend our annual meeting on Tuesday, August 24, 2021, beginning at 9:00 a.m., Mountain Standard Time. The annual meeting will be held at our Chandler facility located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2021 annual meeting of stockholders and at any adjournment(s) thereof.
Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2021 refer to the 12-month period from April 1, 2020 through March 31, 2021; references to fiscal 2020 refer to the 12-month period from April 1, 2019 through March 31, 2020; and references to fiscal 2019 refer to the 12-month period from April 1, 2018 through March 31, 2019.
We anticipate first mailing this proxy statement and accompanying form of proxy on July 19, 2021 to holders of record of Microchip's common stock on June 28, 2021 (the "Record Date"). Our principal executive offices are located at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
PROXIES AND VOTING PROCEDURES
YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the annual meeting in person, it is necessary that a large number of stockholders be represented by proxy. Stockholders may have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.
You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting.
The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.
All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD OF DIRECTORS RECOMMENDS.
If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Stockholders Entitled to Vote
Stockholders of record at the close of business on the Record Date, June 28, 2021, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the seven director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were TBD shares of our common stock issued and outstanding.
In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder beginning ten days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, on any business day between the hours of 10:00 a.m. and 4:30 p.m., Mountain Standard Time. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (480) 792-4039 or writing to her at the address above.
Required Vote
Quorum, Abstentions and Broker Non-Votes
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange ("NYSE"), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Two and Proposal Four to be considered at the annual meeting are expected to be treated as routine matters. Consequently, if you do not return a proxy card, your broker will have discretion to vote your shares on such matters.
Election of Directors (Proposal One)
A nominee for director shall be elected to the board of directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker non-votes with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
Approval of an Amendment and Restatement of Our Certificate of Incorporation (Proposal Two)
The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to amend and restate our Certificate of Incorporation to increase the number of authorized shares of our common stock for the purpose of effecting a two-for-one forward stock split. Abstentions will have the same effect as voting against this proposal.
Approval of an Amendment and Restatement of Our 2004 Equity Incentive Plan (Proposal Three)
The affirmative vote of the holders of a majority of the votes cast at the annual meeting is required to approve an amendment and restatement of our 2004 Equity Incentive Plan to extend the term of the plan by ten years, to August 24, 2031. Abstentions and broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on this proposal.

Ratification of Independent Registered Public Accounting Firm (Proposal Four)
The affirmative vote of the holders of a majority of the votes cast at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2022. Abstentions will not affect the outcome of the voting on this proposal.
Advisory Vote Regarding the Compensation of our Named Executives (Proposal Five)
The affirmative vote of the holders of a majority of the votes cast at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Abstentions and broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on this proposal.
Electronic Access to Proxy Statement and Annual Report
This proxy statement and our fiscal 2021 Annual Report are available at www.microchip.com/annual_reports.
We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our internet address is www.microchip.com.
Cost of Proxy Solicitation
Microchip will pay its costs of soliciting proxies including the cost of any proxy solicitor if a proxy solicitor is engaged. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

THE BOARD OF DIRECTORS
Corporate Governance Guidelines
Microchip’s Board of Directors has adopted a set of Corporate Governance Guidelines. The Nominating, Governance, and Sustainability Committee reviews the guidelines periodically and recommends changes to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines.
These guidelines, which are published on our website at https://www.microchip.com/en-us/about/investors/investor-information/mission-statement, along with our other corporate governance practices, compare favorably under the Investor Stewardship Group’s (ISG) Corporate Governance Framework for U.S. Listed Companies, as shown in the table below.

ISG Principle	Microchip Practice
Principle 1 Boards are accountable to stockholders.	•All directors are elected annually •Majority voting in uncontested director election •Proxy access with market terms (3% for three years, up to the greater of 2 directors or 20% of the Board)
Principle 2 Stockholders should be entitled to voting rights in proportion to their economic interest.	•No dual-class share structure •Each stockholder is entitled to one vote per share
Principle 3 Boards should be responsive to stockholders and be proactive in order to understand their perspectives.
•The Board has made a number of changes in response to investor feedback, including:
• adding three new board members who bring greater diversity representation; and
•enhancing further the integration of ESG disclosure into our public filings, and Corporate Sustainability Report;

Principle 4 Boards should have a strong, independent leadership structure.
•Independent Chair, separate from CEO
•Board considers appropriateness of its leadership structure at least annually
•Independent committee chairs
•Independent directors meet in executive session at least four times per year

Principle 5 Boards should adopt structures and practices that enhance their effectiveness.
•71% of the director nominees are independent
•43% of the director nominees are ethnically diverse, 29% of the director nominees are gender diverse, and we have a policy of seeking out women and minority candidates, as well as candidates with diverse backgrounds, experiences, and skills, as part of each Board search
•Board refreshment, with three new board members joining since our 2020 annual meeting, and an average tenure of 10.6 years
•Limits on outside boards, with no independent director permitted to serve on more than five public company boards (including Microchip)
•No restrictions on directors’ access to senior management

Principle 6 Boards should develop management incentive structures that are aligned with the long-term strategy of the company.
•Compensation Committee reviews and approves incentive program design, goals, and objectives for alignment with compensation and business strategies
•Annual and long-term incentive programs are designed to reward financial and operational performance that furthers short- and long-term strategic objectives

Meetings of the Board of Directors
Our Board of Directors met 17 times in fiscal 2021. All of our directors attended 100% of the total number of meetings of the Board of Directors held during fiscal 2021 during such time as such person was a director, except that one director attended 94% of the total number of applicable meetings. All of our directors attended 100% of the total number of meetings held by all of the committees of the Board of Directors on which he or she served during fiscal 2021 during such time as such person was a director. The Board of Directors has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi and Mr. Moorthy) present. The Board of Directors has determined that each of Mr. Chapman, Mr. Day, Ms. Johnson, Mr. Johnson, Mr. Meyercord and Ms. Rapp is an independent director as defined by applicable SEC rules and NASDAQ listing standards.
Board Leadership Structure
The Board of Directors believes that Mr. Sanghi, is best situated to serve as Executive Chair of the Board because he served as our Chief Executive Officer and/or President for over 30 years and is the director with the most experience with Microchip's business and industry. As our current Chief Executive Officer and President, Mr. Moorthy identifies strategic priorities and leads the discussion and execution of strategy with input from Mr. Sanghi and the other members of the Board. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while Mr. Sanghi and Mr. Moorthy bring company-specific experience and industry expertise. The Board of Directors believes that the role of the Executive Chair facilitates information flow between management and the Board of Directors, which is essential to effective governance. Microchip does not have a lead independent director.
Board Oversight of Risk Management
The Board of Directors and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. As part of this process, our Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Microchip. The Board periodically assesses the programs and initiatives that support the environment, health, safety, innovation and technology objectives of our business. As discussed below, we have formed an ESG Steering Committee to assist the Nominating, Governance, and Sustainability Committee in its oversight of sustainability matters.
The Board of Directors and the Audit Committee regularly receive reports on various risk-related items including risks related to manufacturing operations, cybersecurity, IT system continuity, taxes, intellectual property, litigation, products and personnel matters. The Board and the Audit Committee also receive periodic reports on Microchip's efforts to manage such risks through safety measures, system improvements, insurance or self-insurance. The Board considers the various risks related to our business and discusses such risk areas and risk mitigation actions with our management team. The Board of Directors believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.
Nominating, Governance, and Sustainability Committee’s Oversight of Sustainability Matters
Our Nominating, Governance, and Sustainability Committee oversees our policies and practices relating to environmental, social, governance and other public policy matters relevant to Microchip. In this regard, the committee reviews and reports to the Board, and discusses with management, on a periodic basis, matters of corporate responsibility and sustainability performance, including potential long and short-term trends and impacts to our business of environmental, social, human capital, diversity and inclusion, and governance issues, including our public reporting on these topics.
In fiscal 2021, we instituted a corporate ESG Steering Committee that is comprised of executives and senior managers from various disciplines such as business unit leadership, facilities, finance, human resources, legal, marketing communications, operations, sales, and technology. The ESG Steering Committee has oversight of programs, training and goal setting for our ESG areas, and, in fiscal year 2021, the committee focused on our programs related to environmental sustainability, supply chain transparency, combatting forced labor, and diversity and inclusion. For more information on these programs, please see our website, and our 2020 Sustainability Report that is published on our website at https://www.microchip.com/en-us/about/corporate-responsibility/sustainability.
Protecting our Environment with a Focus on Sustainability
We believe that a consistent, ongoing commitment to corporate sustainability is a key pillar in our business strategy. Our commitment to the environment goes beyond our compliance with regulatory obligations at our global manufacturing facilities. Our ESG Steering Committee has operational oversight of goal setting, progress tracking and reporting for ESG matters, and our Board receives reports on such matters and provides additional oversight.
We continuously work to identify technologies for reducing our carbon emissions, energy and water usage, and wastewater generation, and have found many ways to implement improvements to our process efficiency and resource utilization. Our senior management fully supports these efforts and encourages a proactive approach toward mitigating our impact on the environment, both globally, and in the communities in which we live and work.
Emissions - We are currently working towards our published goal of reducing carbon emissions from our three primary U.S. semiconductor manufacturing facilities by 15% over a five year period, using 2018 as our baseline year. We continue to invest additional capital in abatement technologies in our factories to support this reduction goal, and closely monitor our progress.
Energy - We have been increasing renewable energy sources within the mix of our electricity consumption at our three primary U.S. semiconductor manufacturing facilities (Tempe, Gresham and Colorado Springs). Today, 5% of the electricity used at these facilities comes from renewable energy sources, but we are committed to increasing this to 25% by the end of calendar year 2025. Our three primary U.S. manufacturing facilities account for over 50% of our annual global electricity consumption, and offer us the best opportunity to focus our increased commitment to renewable energy in the short-term.
Water - While the semiconductor industry is a large consumer of water due to manufacturing process requirements, we have been reducing our use through implementation of more efficient processes, and increased water recycling. Since 2010, the installed technologies in our three primary U.S. manufacturing facilities have saved an estimated 2 billion gallons of water as compared to our earlier technologies. We continue to identify opportunities for water reduction projects, and fund those that will improve our reclamation of wastewater, and reduce usage.
Human Capital, Culture and Diversity
Addressing Human Rights Risks in the Workplace
We believe corporate sustainability should include requiring our suppliers to have high standards with respect to human rights principles. We are committed to being a responsible corporate citizen and acting ethically and transparently in accordance with local, national and international laws and regulations and industry standards. We set minimum compliance expectations for our supply chain partners including working conditions, health and safety, human rights, conflict minerals and the environment.
At our Annual Meeting of Stockholders held on August 20, 2019, our stockholders approved a proposal for our Board to report on our processes for identifying and analyzing potential and actual human rights risks to workers in our operations and our supply chain. We published the report on July 28, 2020. A copy of this report is available at https://ww1.microchip.com/downloads/en/Market_Communication/Ethical-Recruitment-Letter.pdf. As part of our assessment of these risks, in 2020, we aligned our Supplier Code of Conduct to the terms of the Responsible Business Alliance Code of Conduct, which includes elements specific to preventing forced labor, such as requiring:
•employment be freely chosen by the employee;
•no workers under the age of 15, or the minimum age of the country, whichever is greater;
•wages and benefits comply with all applicable wage laws;

•no harsh and inhumane treatment including any sexual harassment, sexual abuse, corporal punishment, mental or physical coercion or verbal abuse of workers; and
•workplaces free of harassment and unlawful discrimination, etc.
Our terms and conditions of purchase require all of our suppliers to perform their obligations in conformance with the latest version of the RBA’s Code of Conduct.
Culture and Core Values
Over 30 years ago, Microchip created a cultural framework to unite its employees through shared workplace values, and to guide employees’ strategies, decisions, actions and job performance. Microchip’s culture has been centered on a values-based, highly-empowered, continuous-improvement oriented approach. At the core of our culture are employee empowerment, teamwork, collaboration, and communication, with the goal of driving engagement, and inspiring creativity and innovation. Today, this corporate culture continues to strengthen all aspects of our business, enables us to fulfill our purpose, and serves as the platform for Microchip to consistently gain market share while maintaining strong profitability.
Microchip’s guiding values convey our overall philosophy, dictate the basis from which we make our day-to-day decisions, and establish our corporate culture. Our focus on communication provides transparency among leadership, promotes trust among employees, and is a critical part of Microchip’s culture.
Compensation Programs
Microchip has competitive compensation programs which include bonuses and equity components that allow employees to participate in our success and profitability. Eligible employees receive RSUs at hiring and annually under various equity plans. Our employee stock purchase plans allow eligible employees an opportunity to purchase our common stock at a discount.
Our employee cash bonus plan is a discretionary quarterly cash bonus program that is paid to all eligible employees based on the company’s operating performance. Please see the “Compensation Discussion and Analysis” section of this proxy statement for more detailed information our compensation philosophy and programs.
Diversity, Non-discrimination and Equal Opportunity Employment
We value diversity and inclusion and believe employees of all backgrounds contribute to our ongoing success. It is important that we support the needs of our employees and ensure equity for all, without regard to race, color, ethnicity, national origin, religion, age, disability, gender (including gender expression and gender identity), sex, or sexual orientation. Through diversity of backgrounds and perspectives, we gain the knowledge and experience that each of our employees brings. Our CEO’s statement on Diversity is available at www. TBD.
We design jobs and provide opportunities promoting employee teamwork, productivity, creativity, pride in work, trust, integrity, fairness, involvement, development, and empowerment. We base recognition, advancement, and compensation on an employee’s achievement of excellence in company, and both team and individual performance. We foster our employees’ health and welfare by offering competitive and comprehensive employee benefits. All managers, supervisors and employees are responsible for maintaining a work environment that is free from discrimination and harassment, and for promptly reporting violations. Our policy on Equal Opportunity Employment is available at www.TBD.
Microchip provides equal employment opportunities and respects and values the diverse experiences and backgrounds of all applicants. Microchip operates in compliance with EEO guidelines for recruitment and hiring practices. Regular and updated training is provided to recruiters as well as hiring managers to ensure understanding of hiring practices. All hiring managers must record and pass an affirmative action training course prior to creating a requisition and starting their hiring process. Multiple recruiting sources are utilized by Microchip, including: our company career site, university job boards, Direct Employers, our Employment Service Delivery System (ESDS), the system that posts all jobs to state job boards and diversity agencies, Microchip social media postings, attendance at many university, diversity and veteran career fairs and events.

Communications from Stockholders
Stockholders may communicate with the Board of Directors or individual members of the Board of Directors, provided that all such communication is submitted in writing to the attention of the Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.
Committees of the Board of Directors
The following table lists our three standing Board committees, the directors who served on them at March 31, 2021, and the number of committee meetings held in fiscal 2021:

MEMBERSHIP ON BOARD COMMITTEES IN FISCAL 2021

Name	Audit	Compensation	Nominating, Governance and Sustainability
Mr. Chapman	C
Mr. Day		●	●
Ms. Johnson(1)		●	C
Mr. Meyercord	●	C
Ms. Rapp(2)	●
Mr. Moorthy
Mr. Sanghi
Meetings held in fiscal 2021	14	12	4

(1) Ms. Johnson served on the Audit Committee during fiscal 2021 until January 4, 2021, and she joined the Compensation Committee on January 4, 2021.
(2)Ms. Rapp joined the Audit Committee on January 4, 2021.

C = Chair
● = Member

Audit Committee
The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board of Directors with the results of such monitoring. These responsibilities are further described in the committee charter which was amended and restated as of November 12, 2019. A copy of the Audit Committee charter is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards. The Board of Directors has also determined that each of Mr. Chapman, Mr. Meyercord and Ms. Rapp meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules.
In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with applicable SEC rules and NASDAQ listing requirements. A copy of this policy is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Compensation Committee
Our Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, and for administering our equity incentive and employee stock purchase plans adopted by our Board of Directors. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of February 26, 2021. The committee charter is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
The Board of Directors has determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, NASDAQ listing standards and other requirements. For more information on our Compensation Committee, please refer to the "Compensation Discussion and Analysis" at page 37 .
Nominating, Governance, and Sustainability Committee
Our Nominating, Governance, and Sustainability Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating, Governance, and Sustainability Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board of Directors. The responsibilities of our Nominating, Governance, and Sustainability Committee are further described in the committee charter, as amended as of May 25, 2021, which is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Our Nominating, Governance, and Sustainability Committee also oversees our policies and practices relating to environmental, social, governance and other public policy matters relevant to Microchip. In this regard, the committee reviews and reports to the Board, and discusses with management, on a periodic basis, matters of corporate responsibility and sustainability performance, including potential long and short-term trends and impacts to our business of environmental, social, human capital, diversity and inclusion, and governance issues, including our public reporting on these topics.
The Board of Directors has determined that all members of the Nominating, Governance, and Sustainability Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.
When considering a candidate for a director position, the Nominating, Governance, and Sustainability Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating, Governance, and Sustainability Committee believes it is important that the members of the Board of Directors represent diverse viewpoints. Accordingly, the Nominating, Governance, and Sustainability Committee considers issues of diversity in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and gender. The Nominating, Governance, and Sustainability Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating, Governance, and Sustainability Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2022 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals" at page 70. We do not pay any third party to identify or assist in identifying or evaluating potential nominees for director.

Attendance at the Annual Meeting of Stockholders
All directors are encouraged, but not required, to attend our annual meeting of stockholders. All directors attended our fiscal 2020 annual meeting of stockholders which was held via webcast on August 18, 2020.
REPORT OF THE AUDIT COMMITTEE (*)
Our Board of Directors has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and NASDAQ listing standards. This means that the Microchip Board of Directors has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.
We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2021 was compatible with maintaining the independence of Ernst & Young LLP.
We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.
Based on these reviews and discussions, we recommended to the Board of Directors that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2021 for filing with the SEC.
By the Audit Committee of the Board of Directors:

Matthew W. Chapman (Chair)	Wade F. Meyercord	Karen M. Rapp
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.

Director Compensation
Procedures Regarding Director Compensation
The Board of Directors sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. The Board of Directors has not used outside consultants in setting non-employee director compensation.
Director Fees
During fiscal 2021, non-employee directors were scheduled to receive an annual retainer of $75,000, paid in quarterly installments, and $3,000 for each meeting attended in person (or via video conference during the COVID-19 pandemic). Directors do not receive any additional compensation for telephonic meetings of the Board of Directors, for meetings of committees of the Board, or for serving as a committee chair. Effective April 1, 2021, the annual retainer was increased to $78,000.
However, in response to uncertainties related to the impact of the COVID-19 virus and in connection with other expense reduction actions taken by our management team, our Board of directors approved a 20% reduction in non-employee director cash compensation effective April 20, 2020. This compensation reduction was modified to a 15% reduction effective August 10, 2020, and the compensation was fully reinstated effective November 16, 2020.
Equity Compensation
During fiscal 2021, under the terms of our 2004 Equity Incentive Plan, on the date of our annual meeting of stockholders, each non-employee director is automatically granted that number of restricted stock units ("RSUs") equal to $123,000 divided by the fair market value of a share of our common stock on the grant date, which RSUs shall vest in full on the earlier of (i) one day prior to the next annual meeting of stockholders, or (ii) one year from the date of grant. When a non-employee director is first appointed to the Board, the number of RSUs to be granted to such new director shall be pro-rated to reflect the portion of the year that the new director served on the Board. Effective April 1, 2021, the value of the RSU grant was increased to $170,000.
All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date.
In accordance with the foregoing, on August 18, 2020, each of Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord was granted 1,145 RSUs, Ms. Rapp was granted 555 RSUs when she joined the Board on January 4, 2021.

The following table details the total compensation for Microchip's non-employee directors for fiscal 2021:
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Steve Sanghi (2)	$—	$—	$—	$—	$—	$—
Ganesh Moorthy (2)	—	—	—	—	—	—
Matthew W. Chapman	78,357	121,244	—	—	—	199,601
L.B. Day	78,357	121,244	—	—	—	199,601
Esther L. Johnson	78,357	121,244	—	—	—	199,601
Wade F. Meyercord	78,357	121,244	—	—	—	199,601
Karen M. Rapp (3)	21,750	75,275	—	—	—	97,025
(1)The award of 1,145 RSUs to each of the non-employee directors (other than Ms. Rapp) on August 18, 2020 had a fair value on the grant date of $105.89 per share and a market value on the grant date of $107.35 per share with an aggregate market value of each award of approximately $123,000.
(2)Mr. Sanghi and Mr. Moorthy are executive officers of Microchip and do not receive any additional compensation for their service on our Board of Directors.
(3)The award of 555 RSUs to Ms. Rapp on January 4, 2021 had a fair value on the grant date of $135.63 per share and a market value on the grant date of $137.18 per share with an aggregate market value of approximately $76,000.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of Mr. Meyercord (Chair), Mr. Day and Ms. Johnson. Each such person is an independent director. None of Mr. Meyercord, Mr. Day, or Ms. Johnson had any related-party transaction with Microchip during fiscal 2021 other than compensation for service as a director. In addition, none of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2021, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board of Directors.

CERTAIN TRANSACTIONS
During fiscal 2021, Microchip had no related-party transactions within the meaning of applicable SEC rules.
Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by NASDAQ and SEC rules and regulations. The Audit Committee may consult with the Board of Directors regarding certain conflict of interest matters that do not involve a member of the Board.

PROPOSAL ONE
ELECTION OF DIRECTORS
The Board currently consists of eight directors: Matthew W. Chapman, L.B. Day, Esther L. Johnson, Karlton D. Johnson, Wade F. Meyercord, Ganesh Moorthy, Karen M. Rapp and Steve Sanghi. Mr. Day is retiring from the Board effective on the date of the annual meeting and was not nominated for re-election to the Board at the annual meeting. Each of the other seven directors has been nominated for re-election to the Board at the annual meeting and has agreed to continue serving if re-elected.
Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any of the other nominees will be unable or will decline to serve as a director.
The Board and the Nominating, Governance, and Sustainability Committee have carefully considered the experience, structure, culture, diversity, operation, interactions, collaboration and performance of the current Board; the talents, expertise and contributions of individual directors; the growth and creation of stockholder value under the Board's leadership; the continued evolution of Microchip; the Board's role in continuing to develop and lead the strategic direction of Microchip; the continued change and consolidation in the semiconductor industry; anticipated future challenges and opportunities facing Microchip; and the Board's ongoing commitment to ensuring the long-term sustainability of Microchip to the benefit of its stockholders.
Our Board of Directors has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and NASDAQ listing standards: Mr. Chapman, Ms. Johnson, Mr. Johnson, Mr. Meyercord and Ms. Rapp.
The term of office of each person who is elected as a director at the annual meeting will continue until the 2022 annual meeting of stockholders and until a successor has been elected and qualified.

Vote Required; Board Recommendation
A nominee for director in an uncontested election shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld votes or broker non-votes).
The Board and the Nominating, Governance, and Sustainability Committee believe that fostering continuity on the Board by nominating all of our current directors for re-appointment (other than Mr. Day who is retiring) is instrumental to the ongoing execution of our mission and strategy, as well as to the delivery of sustainable long-term value to our stockholders.
Our Board desires a mix of background and experience among its members. Our Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at Microchip. Our Board actively seeks women and minority candidates for the pool from which board candidates are chosen. Maintaining a balance of tenure among the directors is also part of the Board's consideration. The effectiveness of the Board's approach to board composition decisions is evidenced by the directors' participation in the insightful and robust, yet respectful, deliberation that occurs at Board and Board committee meetings, and in shaping the agendas for those meetings.
Our Board and our executive management are committed to fostering an environment where a diversity of perspectives is heard and considered. As illustrated in the following graphs, the director nominees at our 2021 annual meeting are 43%

people of color and 29% female. Each of our board members brings their own experience and perspectives to our board discussions.

Based on these considerations, among others, the Board of Directors unanimously recommends that stockholders vote "FOR" the nominees listed below.

Steve Sanghi transitioned to Executive Chair of our Board in March 2021. He served as Chief Executive Officer from October 1991 to March 2021 and as Chairman of the Board since October 1993.  He served as President from August 1990 to February 2016, and has served as a director since August 1990.  Mr. Sanghi holds an M.S. degree in Electrical and Computer Engineering from the University of Massachusetts and a B.S. degree in Electronics and Communication from Punjab University. Mr. Sanghi served on the Board of Directors of Myomo, Inc., a publicly traded commercial stage medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper-limb paralysis, from November 2016 through October 2019.  Mr. Sanghi served on the board of Mellanox Technologies Ltd., a publicly traded supplier of end-to-end Ethernet and InfiniBand intelligent interconnect solutions and services for servers, storage, and hyper-converged infrastructure, from February 2018 through April 2020. Mr. Sanghi was elected to the Board of Directors of Impinj, Inc. in March 2021. Mr. Sanghi is 65 years old as of June 30, 2021.

The Board of Directors concluded that Mr. Sanghi should be nominated to serve as a director since he previously served as Chief Executive Officer of Microchip for over 30 years and has provided very strong leadership to Microchip over this period. The Board of Directors believes that Mr. Sanghi's management skills have been instrumental to Microchip's extraordinary growth and profitability over the past 30 years and to the strong position Microchip has attained in its key markets.

Ganesh Moorthy was appointed as Chief Executive Officer in March 2021 and to the Board of Directors in January 2021. Mr. Moorthy has served as President since February 2016 and Chief Operating Officer since June 2009. He also served as Executive Vice President from October 2006 to August 2012 and as a Vice President in various roles since he joined Microchip in 2001.  Prior to this time, he served in various executive capacities with other semiconductor companies.  Mr. Moorthy holds an M.B.A. in Marketing from National University, a B.S. degree in Electrical Engineering from the University of Washington and a B.S. degree in Physics from the University of Mumbai, India. Mr. Moorthy was elected to the Board of Directors of Rogers Corporation in July 2013, and serves on the Audit Committee and as the Nominating, Governance, and Sustainability Committee Chairperson of the Board of Directors of Rogers Corporation. Mr. Moorthy is 61 years old as of June 30, 2021.

The Board of Directors concluded that Mr. Moorthy should be nominated to serve as a director since he has served in leadership positions with Microchip for nearly 20 years and has provided very strong leadership to Microchip over this period. The Board of Directors believes that Mr. Moorthy's management skills have been instrumental to Microchip's extraordinary growth and profitability for many years and to the strong position Microchip has attained in its key markets.

Matthew W. Chapman has served as a director of Microchip since May 1997. After serving for over 11 years, Mr. Chapman retired in February 2018 from his position as Chief Executive Officer of Northwest Evaluation Association, a not-for-profit education services organization providing computer adaptive testing for millions of students throughout the United States and in 140 other countries. In his career, Mr. Chapman has served as CEO and Chairman of Concentrex Incorporated, a publicly held company specializing in supplying software solutions and service to U.S. financial institutions. Mr. Chapman is 70 years old as of June 30, 2021.

The Board of Directors concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO level experience at several corporations. The Board of Directors also recognizes Mr. Chapman's experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules and makes him well suited to serve as Chair of the Audit Committee of the Board of Directors.

Esther L. Johnson has served as a director of Microchip since October 2013. From April 2007 until her April 2012 retirement, Ms. Johnson served as the Vice President and General Manager of Carrier Electronics, a provider of high technology heating, air-conditioning and refrigeration solutions, and a part of United Technology Corporation, a publicly held company that provides high technology products and services to the aerospace and building systems industries. Prior to her position as Vice President and General Manager, since 1983, Ms. Johnson held a variety of other management positions with Carrier Electronics, including Director of Operations and Global Supply Chain Manager. Ms. Johnson was instrumental in Carrier being recognized by Industry Week as one of the "Top 10 Factories in North America." She has served as a board member on multiple private company boards. Ms. Johnson is 69 years old as of June 30, 2021.

The Board of Directors concluded that Ms. Johnson should be nominated to serve as a director due to her significant executive level experience in the technology industry. The Board of Directors also recognizes the knowledge and experience Ms. Johnson has gained through her service on the boards of various private companies. The Board of Directors also recognizes Ms. Johnson's experience in financial matters. The Board of Directors believes that Ms. Johnson's background makes her well suited to serve on the Board of Directors' Compensation Committee and as Chair of the Nominating, Governance and Sustainability Committee.

Karlton D. Johnson has served as a director of Microchip since April 2021. He is currently the Chief Executive Officer of DeLaine Strategy Group LLC, a strategic advisory practice providing counsel to c-suite leaders in the public, private, non-profit and government sectors. A decorated combat veteran, Mr. Johnson previously served as the Chief Information Officer (CIO) for the Multinational Security Transition Command-Iraq, and in his final posting, served with distinction as the Senior U.S. military executive/CIO and lead cyberspace expert adviser to the 4-star Commander at United States Forces-Korea, Seoul, Republic of Korea. In 2014, Mr. Johnson retired from U.S.A.F. Active Duty as a Colonel after 26 years of honorable service, and he has held senior leadership roles within the Fortune 500 marketplace. Additionally, he serves in senior leadership positions on other private Boards, and he holds several Master’s Degrees and executive Graduate Certifications from various institutions to include George Washington University, National Defense University, West Virginia University, ISACA and the U.S. government. Mr. Johnson is 55 years old as of June 30, 2021.

The Board of Directors concluded that Mr. Johnson should be nominated to serve as a director due to his visionary leadership and subject matter expertise in strategic leadership and risk, partnership creation, organizational excellence, mission assurance, cybersecurity and enterprise communications technologies. The Board of Directors believes that Mr. Johnson's background makes him well suited to serve on the Board of Directors.

Wade F. Meyercord has served as a director of Microchip since June 1999. Since October 2002, he has served as President of Meyercord & Associates, Inc., a privately held management consulting firm specializing in executive compensation matters and stock plan consulting for technology companies, a position he previously held part time beginning in 1987. Mr. Meyercord served as a member of the Board of Directors of Endwave Corporation, a publicly held company, from March 2004 until it was acquired in 2011. Mr. Meyercord served as a member of the Board of Directors of California Micro Devices Corporation, a publicly held company, from January 1993 to October 2009, and Magma Design Automation, Inc., a publicly held company, from January 2004 to June 2005. Mr. Meyercord is 80 years old as of June 30, 2021.

The Board of Directors concluded that Mr. Meyercord should be nominated to serve as a director due to his significant experience as a senior executive and board member of a number of companies in the technology industry. Mr. Meyercord gained further industry experience through his consulting practice. The Board of Directors believes that Mr. Meyercord's background makes him well suited to serve on the Board of Directors' Audit Committee and Compensation Committee. The Board of Directors also recognizes his experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules.

Karen M. Rapp has served as a director of Microchip since January 2021. Since 2017, she has served as Chief Financial Officer of National Instruments Corporation, a publicly traded company specializing in automated test and measurement systems. Ms. Rapp served as Senior Vice President of Corporate Development of NXP Semiconductors N.V. (“NXP”), a Dutch global semiconductor manufacturer, after NXP acquired Freescale Semiconductor in December 2015. Ms. Rapp previously served in several positions at Freescale, including serving as Vice President and Chief Information Officer from April 2013 to December 2015 and as Director of Operations and Finance, Global Sales and Marketing from April 2010 to April 2013. Ms. Rapp holds a bachelor’s degree in Finance from Northern Illinois University, and an M.B.A. from the University of Texas at Austin. Ms. Rapp has served as a member of the Board of Directors and as a member of the Audit Committee and Compensation Committee at Plexus Corp. since March 2018. Ms. Rapp is 53 years old as of June 30, 2021.

The Board of Directors concluded that Ms. Rapp should be nominated to serve as a director due to her significant experience as a senior executive and board member of a number of companies in the technology industry. The Board of Directors believes that Ms. Rapp's background makes her well suited to serve on the Board of Directors' Audit Committee. The Board of Directors also recognizes her experience in financial matters and that her background establishes her as an audit committee financial expert under applicable rules.

PROPOSAL TWO
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FOR THE PURPOSE OF EFFECTING A TWO-FOR-ONE FORWARD STOCK SPLIT
Description of the Proposed Amendment and Restatement
Our Certificate of Incorporation currently authorizes the issuance of up to 450 million shares of common stock, par value $0.001 per share, and up to 5 million shares of preferred stock, par value $0.001 per share.
On May 25, 2021, our Board adopted resolutions approving an amendment and restatement (the “Amendment”) of our Certificate of Incorporation to increase the number of authorized shares of common stock from 450 million shares to 900 million shares for the purpose of effecting a two-for-one forward stock split (the “Stock Split”) of our issued and outstanding common stock following the effectiveness of such Amendment and providing for a proportional increase in our authorized but unissued shares of common stock. The Board determined that the Amendment is advisable and in the best interests of our stockholders and directed that the proposed Amendment be submitted for adoption and approval by the stockholders at the Annual Meeting.
This summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Amendment set forth in Appendix A to this proxy statement. The Amendment would not affect the number of authorized shares of preferred stock. Currently, there are no shares of preferred stock issued and outstanding.
Purposes and Effects of the Proposed Amendment
On the Record Date, there were TBD shares of our common stock issued and outstanding. Based on the number of shares of common stock outstanding on the Record Date, following the filing of the Amendment and after giving effect to the Stock Split and a proportional increase in our authorized but unissued shares of common stock, we will have approximately TBD shares of common stock outstanding and the number of authorized shares of our common stock will be increased to 900 million. Our Board is recommending the proposed increase in the number of authorized shares of common stock to provide adequate shares of common stock for the Stock Split, including to provide for a proportional increase in our authorized but unissued shares of common stock.
Our Board intends to approve, subject to and contingent upon stockholder adoption and approval and the effectiveness of the Amendment, the Stock Split, which would be effected pursuant to a stock dividend (the "Stock Dividend") of one share of our common stock to the holders of record of each share of our common stock. The Board anticipates approving a record date as of the close of business on September 7, 2021 (the "Split Record Date") for determining the stockholders of record entitled to receive the Stock Dividend and a payment date for the Stock Dividend of September 20, 2021 (the "Payment Date"). If our stockholders adopt and approve the Amendment, the Amendment will become effective on the date that it is filed with the Secretary of State of the State of Delaware. Upon declaration of the Stock Dividend by the Board and approval of the Split Record Date and Payment Date therefor, each stockholder of record at the close of business on the Split Record Date will become the record owner of, and be entitled to receive, one additional share of common stock for each share of common stock then owned of record by such stockholder. If the Amendment is adopted and approved by the stockholders, we currently anticipate filing the Amendment with the Secretary of State of the State of Delaware on August 24, 2021. If the Amendment is not adopted and approved by the stockholders or is subsequently abandoned by the Board, the Stock Split will not be effected and the Stock Dividend will not be made to the stockholders. Further, if the Board subsequently determines not to proceed with the currently anticipated Stock Split, the Amendment, even if it is approved by stockholders, will not be filed with the Secretary of State of the State of Delaware.
The Stock Split and its Effects. The trading price of our common stock has risen significantly over the past several years. Our Board has evaluated the data demonstrating that our employees have a high level of interest and ownership in our common stock as well as the feedback from those employees that a higher stock price can limit those who desire to invest in our stock, especially those who are earlier in their careers. The closing market price of our common stock on the Record Date, was

$TBD as reported on the NASDAQ Global Market. The Board believes in our long-term strategy and continued growth and, in consideration of the factors above, the Board believes that effecting the Stock Split would be in the best interests of Microchip and its stockholders.
Following the Payment Date of the Stock Dividend, each stockholder will own two times the number of shares of our common stock such stockholder held prior to the Stock Split. The Stock Split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership of our common stock. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the Stock Split. The number of stockholders of record will also not be affected by the Stock Split.
The Stock Split will also result in a proportionate increase in the number of shares of common stock available for issuance under our equity compensation plans due to the adjustment provisions set forth in such plans. With respect to outstanding stock options to purchase shares of our common stock, the Stock Split would result in an increase in the number of shares subject to such outstanding stock options proportional to the two-for-one ratio of the Stock Split and would also result in a proportionate decrease in the exercise price of such outstanding stock options (rounded up to the nearest whole cent) due to the adjustment provisions set forth in such options. With respect to other outstanding awards to acquire shares of our common stock, the Stock Split would result in an increase in the number of shares subject to such outstanding awards proportional to the two-for-one ratio of the Stock Split due to the adjustment provisions set forth in such awards.
Accounting Consequences of the Stock Split. The par value per share of our common stock will remain unchanged at $0.001 per share after the Stock Split. As a result, on the Payment Date of the Stock Dividend, the stated capital on our consolidated balance sheet attributable to common stock will be increased proportionately and the additional paid-in-capital account will be decreased by the amount by which the stated capital is increased. Per share net income or loss will be decreased for current and prior periods because there will be additional shares of our common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Stock Split.
Other Purposes and Effects of the Amendment. As a general matter, the additional proportional increase in our authorized but unissued shares of common stock as a result of the Amendment would enable the Board to issue additional shares of common stock in its discretion from time to time without further action or approval of our stockholders, subject to and as limited by any rules or listing requirements of NASDAQ or of any other applicable rules or regulations. However, the proportion of such additional shares of authorized common stock in relation to our issued and outstanding common stock will be the same both before and after the Stock Split. The corporate purposes for which our Board may issue additional shares of common stock include future acquisitions, capital-raising or financing transactions involving common stock, convertible securities or other equity securities, stock splits, stock dividends and current or future equity compensation plans. Our Board believes the proportionate increase in our authorized but unissued common stock is appropriate to maintain the flexibility currently available to us to issue shares in the future without the potential expense or delay incident to obtaining stockholder approval for any particular issuance. Except for shares of common stock reserved for grants pursuant to our equity compensation plans and shares of common stock expected to be distributed to stockholders to effect the planned Stock Split, we do not currently have any other plans, agreements, commitments or understandings with respect to the issuance of the additional shares (or the currently authorized but unissued shares) of common stock, nor do we currently have any plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.
The Stock Split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership of our common stock. However, other future issuances of shares of common stock or securities convertible into shares of common stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of Microchip with another company). While we do not intend the Amendment to deter or to prevent a change in control, we could use the additional shares of common stock (as we could use the currently authorized but unissued shares of our common stock) to hinder persons seeking to acquire or take control of us or to dilute voting power of the outstanding shares. We are not aware of any efforts to obtain control of us and we have not made this Proposal Two in response to any such efforts.

Rights of Additional Authorized Shares of Common Stock
Any additional authorized shares of common stock, if and when issued, would be part of our existing class of common stock, and would have the same rights and privileges as the currently outstanding shares of common stock. The holders of common stock are not entitled to preemptive rights or cumulative voting.

Procedure for Implementing Stock Split
Subject to and contingent upon stockholder adoption and approval and the effectiveness of the Amendment, our Board intends to approve the Stock Split, and establish the Split Record Date and Payment Date for the Stock Dividend. Accordingly, the Board anticipates that the Stock Dividend will be payable on September 20, 2021 to the record holders of each share of our common stock as of the close of business on September 7, 2021. All shares issued as a result of the proposed Stock Split will be uncertificated, issued in book-entry form, either through the Direct Registration System or as a credit to an existing account of a stockholder of record. Consequently, certificates representing shares of common stock currently issued will remain valid for the number of shares shown and should be retained by each stockholder and should not be returned to Microchip or to its transfer agent, as it will not be necessary to submit outstanding certificates for exchange. You will receive information about the additional shares to which you are entitled on or around the payment date. PLEASE DO NOT DESTROY OR RETURN YOUR EXISTING STOCK CERTIFICATES. CERTIFICATES REPRESENTING SHARES OF COMMON STOCK ISSUED PRIOR TO THE STOCK SPLIT WILL CONTINUE TO REPRESENT THE SAME NUMBER OF SHARES OF COMMON STOCK AFTER THE EFFECTIVE DATE OF THE STOCK SPLIT.

Effective Date of Proposed Amendment
If the Amendment is adopted by the required vote of stockholders, such Amendment will become effective on the date the Amendment is filed with the Secretary of State of the State of Delaware. If the Amendment is adopted and approved and becomes effective, we anticipate the Stock Dividend will be paid on September 20, 2021 to the record holders of each share of our common stock as of the close of business on the Split Record Date.

Reservation of Right to Abandon Amendment and Stock Split
Our Board reserves the right to not proceed with the Amendment and to abandon the Amendment without further action by our stockholders at any time before the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, even if the Amendment is adopted and approved by our stockholders at the Annual Meeting. By voting in favor of the Amendment, you are expressly also authorizing our Board to delay, not proceed with, and abandon, the proposed Amendment if it should so decide, in its sole discretion, that such action is in the best interests of Microchip and its stockholders. If the Board elects to abandon the Amendment, the number of authorized shares of common stock will remain at 450 million and the Stock Dividend will not be paid and the Stock Split will not be effected.

Vote Required; Board Recommendation
The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to amend and restate our Certificate of Incorporation to increase the number of authorized shares of our common stock for the purpose of effecting a two-for-one forward stock split. Abstentions will have the same effect as voting against such proposal.

Our Board of Directors unanimously recommends voting "FOR" Proposal Two, the approval of an amendment and restatement of our Certificate of Incorporation to increase the number of authorized shares of our common stock for the purpose of effecting a two-for-one forward stock split, as described in this Proxy Statement.

PROPOSAL THREE
APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2004 EQUITY INCENTIVE PLAN TO EXTEND THE TERM OF THE PLAN BY TEN YEARS, TO AUGUST 24, 2031
Our stockholders most recently approved our 2004 Equity Incentive Plan (the "Plan") in August 2017. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards (which may be granted in the form of restricted stock or restricted stock units ("RSUs"), performance shares, performance units, and deferred stock units to our employees and consultants as well as for automatic grants of RSUs to the non-employee members of our Board of Directors.
Our Board of Directors is asking our stockholders to approve the Plan, as amended and restated, to extend the term of the Plan to August 24, 2031 which would be the ten year anniversary of stockholder approval of this Proposal. We are not seeking stockholder approval for an increase in the number of shares available for issuance under the Plan. We believe that, as amended and restated, the Plan will be an essential element of our competitive compensation package.
Reasons for Voting for this Proposal
Extending the Plan will Enable us to Continue to Grant Long-Term Equity.
If not extended, the Plan will expire on May 22, 2022. Our Board of Directors believes that our success depends on the ability to attract and retain the best available personnel and that the ability to grant equity awards is crucial to recruiting and retaining the services of such individuals. Our employees are our most valuable asset and we strive to provide them with compensation packages that are competitive, reward personal and company performance, and help meet our retention needs. Our Board of Directors believes that equity awards, the value of which depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element to achieving our compensation goals.
In addition, our Board of Directors believes that equity awards align the interests of our employees and other service providers and stockholders by giving our employees and other service providers an ownership stake in the company, motivate our employees and other service providers to achieve outstanding performance, and provide an effective means of rewarding service providers for their contributions to our success. If stockholders do not approve this Proposal, we will be unable to continue our equity incentive program after our Plan expires in May 2022, which could prevent us from successfully attracting and retaining the highly skilled talent we need to grow and expand our business.
Extension of Plan is Reasonable and Required to Meet our Forecasted Needs.
Our Board of Directors believes it is necessary to extend the term of the Plan to meet our anticipated equity compensation needs for the next TBD years. Our Board of Directors is not requesting our stockholders increase the number of shares reserved for issuance under this Proposal. In determining not to increase the number of shares subject to the Plan, our Board of Directors considered the following factors:
•Number of Shares Remaining under the Plan. As of March 31, 2021, outstanding equity awards under the Plan covered 5,945,062 shares of our common stock and 6,554,463 shares remained available for issuance under the Plan.
•Overhang. As of March 31, 2021, shares subject to outstanding equity awards under the Plan represented approximately 2.17% of our outstanding shares of common stock as of March 31, 2021, which consisted of approximately 5,854,615 shares subject to RSUs and 86,447 shares subject to performance-based RSUs (assuming performance at 100% of target).
•Burn Rate. In fiscal 2021, fiscal 2020 and fiscal 2019, our usage of shares of our common stock for our stock plans as a percentage of our outstanding stock (i.e., our "burn rate") was 0.90%, 0.91%, and 0.83%, respectively. Our burn rate was calculated by dividing the number of shares subject to awards granted during the fiscal year by the weighted average number of shares outstanding during the fiscal year. Our average annual burn rate over this three-year period was 0.88%.

•Historical Grant Practices. Our Board of Directors considered the number of equity awards we granted in our last three fiscal years. In fiscal 2021, fiscal 2020, and fiscal 2019 we granted equity awards covering 2.3 million, 2.2 million, and 2.0 million shares, respectively, for approximately 6.5 million shares over that three-year period.
•Forecasted Grants. Our Board of Directors anticipates that the remaining shares available for issuance under the Plan will be sufficient for us to continue granting equity awards under the Plan through at least fiscal TBD based on our average burn rate over the past three fiscal years. We are unable to predict our actual burn rate which will depend on a number of factors including the competitive dynamics for attracting, retaining and motivating our current and future employees, our future stock price, the impact of any future acquisitions we may make, any changes in tax laws, any changes in accounting rules related to share-based compensation and other factors.
Our Board of Directors approved the amended and restated Plan on May 25, 2021. If stockholders approve this Proposal, the amended and restated Plan will become effective as of the date of stockholder approval and expire on the tenth anniversary of the date this Proposal is approved, unless sooner terminated in accordance with the terms of the amended and restated Plan. If stockholders do not approve this Proposal, our ability to attract and retain the individuals necessary to drive our performance and increase long-term stockholder value will be limited, as the Plan will expire in May 2022.
The Plan Includes Compensation and Governance Best Practices
The Plan, as amended and restated, includes provisions that are considered best practices for compensation and corporate governance purposes. These provisions protect our stockholders' interest, as follows:
•No Annual "Evergreen" Provision. The Plan does not contain an annual "evergreen" provision to automatically increase the number of shares available for issuance each year. Stockholder approval is required to increase the maximum number of shares that can be granted under the Plan when the existing share reserve is no longer sufficient to meet our needs.
•Annual Limits on Awards. The Plan sets reasonable, annual limits as to each type of award that individuals may receive during any fiscal year.
•Administration. The Plan is administered by the Compensation Committee, which consists entirely of independent non-employee directors.
•Repricing or Exchange Programs are Not Allowed. The Plan does not permit outstanding options or stock appreciation rights to be repriced or exchanged for other awards.
•Minimum Vesting Requirements. In general, awards will vest no earlier than the one-year anniversary of the grant date, although up to 5% of the maximum number of shares reserved under the Plan may be granted without this minimum vesting requirement.
•Limited Transferability. Awards under the Plan generally may not be sold, assigned, transferred, pledged, or otherwise encumbered, unless otherwise approved by the administrator.
•No Single-Trigger Vesting Acceleration upon a Change of Control. The Plan provides that only in the event an award is not assumed or replaced will vesting accelerate on a Change of Control.
•No Tax Gross-ups. The Plan does not provide for any tax gross-ups.
•No Dividends on Unvested Restricted Stock or RSUs. The Plan provides that a participant has no right to receive dividends on restricted stock or RSUs until the vesting conditions on the restricted shares or units lapse.
•Our executive officers and directors have an interest in the Proposal because they are eligible to receive equity awards under the Plan.
Please see the summary of our Plan, as amended and restated, below.

Description of the 2004 Equity Incentive Plan
The essential features of the Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the amended and restated Plan, which is attached as Appendix B. Capitalized terms used in this proposal and not defined herein shall have the meanings set forth in the Plan.
General. The purposes of the Plan are to attract and retain the best available personnel, provide additional incentive to our employees, consultants and non-employee directors and promote the success of our business.
Shares Available for Issuance. Upon approval of the amended and restated Plan and subject to adjustment for changes in our capitalization, the maximum aggregate number of shares of common stock which may be issued under the Plan is 36,387,887 shares of common stock.
If an award expires or becomes unexercisable without having been exercised in full, or with respect to restricted stock, RSUs, performance shares, performance units or deferred stock units, is forfeited to or repurchased by us, the unpurchased shares (or for awards other than stock options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to stock appreciation rights, the gross shares issued (i.e., shares actually issued pursuant to a stock appreciation right, as well as the shares that represent payment of the exercise price and any applicable tax withholdings pursuant to a stock appreciation right) shall cease to be available under the Plan. Shares that have actually been issued under the Plan under any award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if shares of restricted stock, performance shares, performance units or deferred stock units are repurchased by us at their original purchase price or are forfeited to us, such shares shall become available for future grant under the Plan. Shares used to pay the exercise price or purchase price, if applicable, of an award shall become available for future grant or sale under the Plan. To the extent an award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of shares available for issuance under the Plan.
Administration. The Plan may be administered by our Board of Directors or a committee or committees, which may be appointed by our Board of Directors (the "Administrator").
Subject to the provisions of the Plan, the Administrator has the authority to: (i) construe and interpret the plan and awards; (ii) prescribe, amend or rescind rules and regulations relating to the Plan; (iii) select the service providers to whom awards are to be granted (apart from the non-employee director automatic grant provisions); (iv) subject to the limits set forth in the Plan, determine the number of shares or equivalent units to be granted subject to each award; (v) determine whether and to what extent awards are to be granted; (vi) determine the terms and conditions, not inconsistent with the terms of the Plan, applicable to awards granted under the Plan; (vii) modify or amend any outstanding award subject to applicable legal restrictions and the restrictions set forth in the Plan; (viii) authorize any person to execute, on our behalf, any instrument required to effect the grant of an award; (ix) approve forms of agreement for use under the Plan; (x) allow participants to satisfy tax withholding obligations by electing to have Microchip withhold from the shares or cash to be issued upon exercise, vesting of an award (or distribution of a deferred stock unit) that number of shares or cash having a fair market value equal to the minimum amount required to be withheld; (xi) determine the fair market value of the shares of our common stock and (xii) subject to certain limitations, take any other actions deemed necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.
Plan Term. Unless previously terminated by the Board of Directors, the Plan shall terminate on August 24, 2031.
Discount Award Limitations. No stock options or stock appreciation rights may be granted with an exercise price that is less than 100% of fair market value on the date of grant.
No Repricing. The Plan prohibits option or stock appreciation right repricing, including by way of an exchange for another award or for cash.

Eligibility. The Plan provides that awards may be granted to our employees, consultants and non-employee directors. As of March 31, 2021, there were approximately 13,096 employees (including executive officers), 6 non-employee directors, and no consultants who were eligible to participate in the Plan.
Minimum Vesting Requirements. Except with respect to 5% of the maximum number of shares issuable under the Plan, no award will vest earlier than one year following the date of grant. Vesting of an award may be accelerated upon the participant’s death or disability or pursuant to a change of control, each as defined in the Plan.
Terms and Conditions of Options. Each option granted under the Plan is evidenced by a written stock option agreement between the participant and the company and is subject to the following terms and conditions:
(a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. However, the exercise price of a stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted. For purposes of the Plan, "fair market value" is generally the closing sale price for the common stock (or the closing bid if no sales were reported) on the date the option is granted. The closing market price of our common stock on March 31, 2021 was $155.22 as reported on the NASDAQ Global Market.
(b) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, other shares of our common stock owned by the participant, delivery of an exercise notice together with irrevocable instructions to a broker to deliver to us the exercise price from sale proceeds, by a combination thereof, or by such other consideration and method of payment to the extent permitted by applicable laws.
(c) Exercise of the Option. Each stock option agreement will specify the term of the option and the date when the option is to become exercisable. However, in no event shall an option granted under the Plan be exercised more than ten years after the date of grant. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.
(d) Termination of Employment. If a participant's employment terminates for any reason (other than death or permanent disability), all options held by such participant under the Plan expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for three months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.
(e) Permanent Disability. If an employee is unable to continue employment with us as a result of permanent and total disability (as defined in the Code), all options held by such participant under the Plan shall expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for six months following the participant's termination. The participant may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.
(f)Death. If a participant dies while employed by us, 100% of his or her awards shall immediately vest, and his or her option shall expire upon the earlier of (i) such period of time as is set forth in his or her option agreement or (ii) the expiration date of the option. In the absence of a specified time in the option agreement, the option will remain exercisable for 12 months following the participant's termination. The executors or other legal representatives or the participant may exercise all or part of the participant's option at any time before such expiration with respect to all shares subject to such option.
(g) Other Provisions. The stock option agreement may contain terms, provisions and conditions that are consistent with the Plan as determined by the Administrator.
Annual Share Limit. No participant may be granted stock options and stock appreciation rights to purchase more than 1,500,000 shares of common stock in any fiscal year, except that up to 4,000,000 shares may be granted in the participant's first fiscal year of service.

Terms and Conditions of Stock Appreciation Rights. The Administrator determines the exercise price of stock appreciation rights (or "SARs") at the time they are granted. However, the exercise price of a SAR may not be less than 100% of the fair market value of the common stock on the date the SAR is granted. Otherwise, the Administrator, subject to the provisions of the Plan (including the annual share limit referred to above and the minimum vesting requirements), shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, in no event shall a SAR granted under the Plan be exercised more than ten years after the date of grant. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares.
(a)Payment of Stock Appreciation Right Amount. Upon exercise of an SAR, the holder of the SAR shall be entitled to receive payment in an amount equal to the product of (i) the difference between the fair market value of a share on the date of exercise and the exercise price and (ii) the number of shares for which the SAR is exercised.
(b)Payment upon Exercise of Stock Appreciation Right. At the discretion of the Administrator, payment to the holder of an SAR may be in cash, shares of our common stock or a combination thereof. To the extent that an SAR is settled in cash, the shares available for issuance under the Plan shall not be diminished as a result of the settlement.
(c)Stock Appreciation Right Agreement. Each SAR grant shall be evidenced by an agreement that specifies the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the committee, in its sole discretion, shall determine.
(d)Expiration of Stock Appreciation Rights. SARs granted under the Plan expire as determined by the Administrator, but in no event later than ten years from date of grant. No SAR may be exercised by any person after its expiration. The same provisions regarding termination of service that apply to options apply to SARs.
Terms and Conditions of Restricted Stock. Subject to the terms and conditions of the Plan, restricted stock may be granted to our employees and consultants at any time and from time to time at the discretion of the Administrator. Subject to the minimum vesting requirements, the Administrator has complete discretion to determine (i) the number of shares subject to a restricted stock award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. However, no participant shall be granted a restricted stock award covering more than 300,000 shares in any of our fiscal years, except that up to 750,000 shares may be granted in the participant's first fiscal year of service. Until the shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the underlying shares. Restricted stock may also be granted in the form of RSUs. Each RSU granted is a bookkeeping entry representing an amount equal to the fair market value of a share of our common stock.
Restricted Stock Award Agreement. Each restricted stock grant shall be evidenced by an agreement that specifies the purchase price (if any) and such other terms and conditions as the Administrator shall determine; provided, however, that if the restricted stock grant has a purchase price, the purchase price must be paid no more than ten years following the date of grant.
Terms and Conditions of Performance Shares. Subject to the terms and conditions of the Plan, performance shares may be granted to our employees and consultants at any time and from time to time as determined at the discretion of the Administrator. The Administrator has complete discretion to determine (i) the number of shares of our common stock subject to a performance share award granted to any participant and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component. However, no participant shall be granted performance share award covering more than 300,000 shares in any of our fiscal years, except that up to 750,000 shares may be granted on the participant's first fiscal year of service.
Performance Share Award Agreement. Each performance share grant shall be evidenced by an agreement that specifies such other terms and conditions as the Administrator, in its sole discretion, shall determine.
Terms and Conditions of Performance Units. Performance units are similar to performance shares, except that they are settled in cash equivalent to the fair market value of the underlying shares of our common stock, determined as of the vesting date. The shares available for issuance under the Plan shall not be diminished as a result of the settlement of a performance unit. No participant shall be granted a performance unit award covering more than $1,500,000 in any of Microchip's fiscal years, except that a newly hired participant may receive a performance unit award covering up to $4,000,000 in the participant's first fiscal year of service.
Performance Unit Award Agreement. Each performance unit grant shall be evidenced by an agreement that shall specify such terms and conditions as shall be determined at the discretion of the Administrator.
Terms and Conditions of Deferred Stock Units. Deferred stock units consist of restricted stock, performance share or performance unit awards that the Administrator, in its sole discretion, permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred stock units are subject to the individual annual limits that apply to each type of award.
Dividend Equivalent Right Restrictions. The Plan does not permit the granting of dividend equivalent rights, including but not limited to, on options or SARs. Accordingly, in no event will dividend equivalent rights be paid out on unearned service-based or performance-based vesting awards under the Plan.
Awards to Non-Employee Directors. The Plan provides for initial and annual awards to individuals who become non-employee directors on or after August 1, 2021 within prescribed parameters. Specifically, each non-employee director is entitled to receive the following automatic grants: (i) for new non-employee directors, a grant of that number of RSUs equal to (x) $170,000 divided by the fair market value of a share on the date of grant, multiplied by (y) a fraction with a numerator of (A) 12 minus the number of months between the last annual stockholder meeting and the date the director joins our Board of Directors, and a denominator of (B) 12, rounded down to the nearest whole share (the "Initial RSU Grant"), and (ii) for continuing non-employee directors on the date of the annual meeting, a grant of that number of RSUs equal to $170,000 divided by the fair market value of a share on the date of grant, rounded down to the nearest whole share (the "Annual RSU Grant"). The Initial RSU Grant vests 100% on the earlier of one year following the date of grant or one day prior to the next annual stockholder meeting. The Annual RSU Grant vests 100% on the earlier of one year following the date of grant or one day prior to the next annual stockholder meeting. Vesting of the Initial RSU Grant and the Annual RSU Grant is contingent upon the applicable non-employee director maintaining continued status as a non-employee director through the applicable vesting date.
Non-Transferability of Awards. Unless determined otherwise by the Administrator, an award granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. In no event may an award granted under the Plan be exchanged for consideration. If the Administrator makes an award granted under the Plan transferable, such award shall contain such additional terms and conditions as the Administrator deems appropriate.
Acceleration upon Death. In the event that a participant dies while a service provider, 100% of his or her awards shall immediately vest.
Leave of Absence. In the event that a participant goes on an unpaid leave of absence, award vesting will cease until he or she returns to work, except as required by law or as determined by the Administrator.
Forfeiture on Misconduct. Should (i) a participant's service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement), or (ii) a participant makes any unauthorized use or disclosure of confidential information or trade secrets of Microchip or its parent or subsidiary, then all outstanding awards held by the participant will terminate immediately and cease to be outstanding, including both vested and unvested awards.
Adjustment Upon Changes in Capitalization. In the event that our capital stock is changed by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Plan, the individual fiscal year limits applicable to restricted stock, RSUs, performance share awards, SARs and options, the number and class of shares of stock subject to any award outstanding under the Plan, and the exercise price of any such outstanding option or SAR or other award, provided that such automatic adjustments will not be made to the number of shares to be granted to our non-employee directors under the Plan. Any such adjustment shall be made by the Compensation Committee of our Board of Directors, whose determination shall be conclusive.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of Microchip, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a participant to have the right to exercise his or her option or SAR until ten days prior to such transaction as to all the shares covered by the award, including shares as to which the award would not otherwise be exercisable. The Administrator may provide that any repurchase option or forfeiture rights held by Microchip will lapse 100% and vesting will accelerate 100%, provided that the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent that it has not been exercised (with respect to options or SARs) or vested (with respect to other awards), an award will terminate immediately prior to the consummation of the proposed action.
Change of Control. In the event of a change of control of Microchip, the successor corporation (or its parent or subsidiary) will assume or substitute each outstanding award. If the successor corporation refuses to assume the awards or to substitute equivalent awards, such awards shall become 100% vested. In such event, the Administrator shall notify the participant that each award subject to exercise is fully exercisable for 30 days from the date of such notice and that the award terminates upon expiration of such period.
Amendment, Suspensions and Termination of the Plan. Our Board of Directors may amend, suspend or terminate the Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary to comply with any applicable law, rule or regulation. The Plan will terminate in August 2031 unless earlier terminated by the Board of Directors.
Federal Tax Information
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of awards granted under the Plan. Tax consequences for any particular individual may be different.
Options. Options granted under the Plan are nonstatutory options that do not qualify as incentive stock options under Section 422 of the Code.
A participant will not recognize any taxable income at the time the participant is granted a nonstatutory option. However, upon its exercise, the participant will recognize taxable income generally measured as the excess of the then-fair market value of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by a participant who is also our employee will be subject to tax withholding by us. Upon resale of such shares by the participant, any difference between the sale price and the participant's exercise price, to the extent not recognized as taxable income as described above, will be treated as short-term or long-term capital gain or loss, depending on the holding period.
Stock Appreciation Rights. No taxable income is reportable when an SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received and/or the amount of cash received. Any taxable income recognized in connection with exercise of an SAR by a participant who is also our employee will be subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares of our common stock would be a capital gain or loss.
Restricted Stock, Performance Units and Performance Shares. A participant will not have taxable income upon grant (unless, with respect to restricted stock that is not in the form of RSUs, he or she elects to be taxed at that time). Instead, he or she will recognize ordinary income at the time of vesting/delivery equal to the fair market value (on the vesting date) of the vested shares or cash received minus any amount paid for the shares of our vested common stock. Any taxable income recognized in connection with an award of restricted stock, performance units, and performance shares by a participant who is also our employee will be subject to tax withholding by us.
Deferred Stock Units. Typically, a participant will recognize employment taxes upon the vesting of a deferred stock unit and income upon its delivery. The participant may be subject to additional taxation, interest and penalties if the deferred stock unit does not comply with Section 409A of the Code.

Tax Effect for Microchip. We generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to our covered employees. Under Section 162(m), the annual compensation paid to any of these specified employees will be deductible only to the extent that it does not exceed $1,000,000.
Section 409A of the Code. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual's election to defer compensation and the individual's selection of the timing and form of distribution of the deferred compensation. Section 409A of the Code also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual's separation from service, a predetermined date, or the individual's death). Section 409A of the Code imposes restrictions on an individual's ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A of the Code requires that such individual's distribution commence no earlier than six months after such officer's separation from service.
Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A of the Code which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have reporting requirements with respect to such amounts, and will have certain withholding requirements.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND MICROCHIP UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A SERVICE PROVIDER MAY RESIDE.
Accounting Treatment.
Under current accounting rules mandating expensing for all compensatory equity awards, including stock options and RSUs, we recognize compensation expense for all awards granted under the Plan. This will result in a direct charge to our reported earnings.
Number of Awards Granted to Employees, Consultants, and Directors
The amount, timing, and value of discretionary awards under the Plan, including grants to our Executive Chairman, CEO and our four other most highly compensated executive officers, is in the discretion of the Administrator and therefore not determinable in advance. The number of shares subject to future awards of RSUs to non-employee directors is subject to the election of such individuals as directors and the fair market value of the common stock on the date the RSUs are granted. No options were granted under the Plan during fiscal 2021. The following table sets forth the aggregate number of time-based RSUs and performance-based RSUs granted under the Plan during fiscal 2021 to each of our named executive officers; executive officers as a group; directors who are not executive officers as a group; and all employees who are not executive officers as a group:

Name of Individual or Group	Number of Shares Subject to time-based RSUs Granted	Dollar Value of Shares Subject to time-based RSUs Granted(1)	Number of Shares Subject to performance-based RSUs Granted	Dollar Value of Shares Subject to performance-based RSUs Granted(1)
Steve Sanghi Executive Chair	41,443	$4,178,342	25,676	$3,205,736
Ganesh Moorthy CEO and President	16,488	1,638,536	12,269	1,531,843
Stephen V. Drehobl Senior VP, MCU8 and MCU16 Business Units	7,590	752,118	5,810	725,413
Mitchell R. Little Senior VP, Worldwide Client Engagement	6,560	654,317	4,619	576,702
J. Eric Bjornholt Senior VP and CFO	5,901	585,097	4,468	557,878
Richard Simoncic Senior VP, Analog/Interface Business Unit	5,214	519,628	3,704	462,470
All executive officers, as a group	83,196	8,328,038	56,546	7,060,042
All directors who are not executive officers, as a group	5,135	560,251	N/A	N/A
All employees who are not executive officers, as a group	2,180,836	219,427,387	13,534	1,689,779
(1)Reflects the aggregate grant date fair value of awards computed under ASC 718.
Vote Required and Recommendation
An affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at our Annual Meeting is required to approve our amended and restated Plan. Abstentions will have the same effect as voting against this Proposal. Broker "non-votes" are not counted for purposes of approving our amended and restated Plan and thus will not affect the outcome of the voting on such Proposal.
Our Board of Directors unanimously recommends a vote "FOR" Proposal Three, the approval of an amendment and restatement of our 2004 Equity Incentive Plan to extend the term of the plan by ten years.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2022. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.
We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board of Directors chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.
Fees Paid to Independent Registered Public Accounting Firm
Audit Fees
This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements. This category also included fees associated with the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were approximately $6,421,958 for fiscal 2021 and $6,742,921 for fiscal 2020.
Audit-Related Fees
This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation. The aggregate fees billed or to be billed by Ernst & Young LLP for such services were approximately $36,921 for fiscal 2021 and $43,985 fees for fiscal 2020.
Tax Fees
This category includes fees associated with tax return preparation, tax advice and tax planning. The aggregate fees billed or to be billed by Ernst & Young LLP in the last two fiscal years for such services were approximately $1,974,975 for fiscal 2021 and $1,885,904 for fiscal 2020.
All Other Fees
This category includes fees for support and advisory services not related to audit services or tax services. There were no such fees in fiscal 2021 or fiscal 2020.
Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2021, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.

Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2021 and fiscal 2020 were compatible with maintaining the independence of Ernst & Young LLP.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2022. Abstentions will have no effect on this proposal.
Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that stockholders vote "FOR" Proposal Four, the ratification of our independent registered public accounting firm, as described in this Proxy Statement.

PROPOSAL FIVE
APPROVAL OF EXECUTIVE COMPENSATION
As contemplated in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").
As described under the heading "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.
Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 37, which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about the fiscal 2021 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. Thus, it is expected that the next such vote will occur at our 2022 annual meeting.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions and broker "non-votes" are not counted for purposes of approving the compensation of our named executive officers on an advisory (non-binding) basis and thus will not affect the outcome of the voting on such proposal.
Our Board of Directors unanimously recommends voting "FOR" Proposal Five, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information concerning the beneficial ownership of our common stock as of June 25, 2021 for: (a) each director, (b) our CEO, our former CEO, our CFO and the three other most highly compensated executive officers named in the Summary Compensation Table, (c) all directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
The Vanguard Group, Inc.(2)	29,709,164	TBD
BlackRock, Inc. (3)	20,222,766	TBD
Dodge and Cox(4)	18,281,484	TBD
Steve Sanghi (7)	TBD	TBD
Matthew W. Chapman (8)	TBD	*
Wade F. Meyercord (9)	TBD	*
L.B. Day (10)	TBD	*
Esther L. Johnson (11)	TBD	*
Karen M. Rapp (12)	TBD	*
Karlton D. Johnson (13)	TBD	*
Ganesh Moorthy (14)	TBD	*
J. Eric Bjornholt (15)	TBD	*
Stephen V. Drehobl (16)	TBD	*
Mitchell R. Little (17)	TBD	*
Rich Simoncic (18)	TBD	*
All directors and executive officers as a group (12 people) (19)	TBD	TBD

* Represented less than 1% of the outstanding shares of common stock as of June 25, 2021. Our shares of common stock outstanding at June 25, 2021 were TBD.

(1)For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to RSUs that will vest and stock options that are exercisable within 60 days of June 25, 2021. With respect to RSUs that will vest within 60 days of June 25, 2021, the full vesting amount of shares has been included in the table, however, the actual shares issued is expected to be lower as the shares actually issued will be net of taxes. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to options and RSUs that vest within 60 days of June 25, 2021 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group, but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group. Unless otherwise indicated, the address for each stockholder listed is: c/o Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
(2)Address is 100 Vanguard Boulevard, Malvern, PA 19355. All information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2021, with the exception of the percentage of common stock held which is based on shares outstanding at June 25, 2021. Such Schedule 13G/A indicates that The Vanguard Group, Inc. (i) has sole power to dispose of or direct the disposition of 28,578,848 shares of common stock and shared power to dispose of or direct the disposition of 1,130,316 shares of common stock; and (ii) has shared power to vote or direct the vote of 432,629 shares of common stock.
(3)Address is 55 East 52nd Street, New York, NY 10055. All information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on January 29, 2021 with the exception of the percentage of common stock held which is based on shares outstanding at June 25, 2021. Such Schedule 13G/A indicates that BlackRock, Inc. (i) has sole power to dispose of or direct the disposition of 20,222,766 shares of common stock; and (ii) has sole power to vote or direct the vote of 18,298,828 shares of common stock.
(4)Address is 555 California Street, 40th Floor, San Francisco, CA 94104. All information is based solely on the Schedule 13G/A filed by Dodge & Cox on February 11, 2021 with the exception of the percentage of common stock held which is based on shares outstanding at June 25, 2021. Such Schedule 13G/A indicates that Dodge & Cox (i) has sole power to dispose of or direct the disposition of 18,281,484 shares of common stock; and (ii) has sole power to vote or direct the vote of 17,305,184 shares of common stock.
(5)Address is 100 E. Pratt Street, Baltimore, MD 21202. All information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 16, 2021, with the exception of the percentage of common stock held which is based on shares outstanding at June 25, 2021. Such Schedule 13G/A indicates that T. Rowe Price Associates, Inc. (i) has sole power to dispose of or direct the disposition of 12,994,028 shares of common stock; and (ii) has sole power to vote or direct the vote of 4,779,998 shares of common stock.
(6)Address is 201 Bishopsgate EC2M 3AE, United Kingdom. All information is based solely on the Schedule 13G/A filed by Janus Henderson Group PLC on February 11, 2021 with the exception of the percentage of common stock held which is based on shares outstanding at June 25, 2021. Such Schedule 13G/A indicates that Janus Henderson Group PLC (i) has shared power to dispose of or direct the disposition of 9,019,043 shares of common stock; and (ii) has shared power to vote or direct the vote of 9,019,043 shares of common stock.
(7)Includes TBD shares held of record by The Sanghi Trust (the "Sanghi Trust") 2,952,936 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership"), and includes an aggregate of 25,617 shares subject to RSUs that vest within 60 days of June 25, 2021. Steve Sanghi and Maria T. Sanghi are the sole trustees of the Sanghi Trust. The Sanghi Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership.
(8)Includes an aggregate of 1,837 shares subject to RSUs that vest within 60 days of June 25, 2021.
(9)Includes TBD shares held of record by Wade F. Meyercord and Phyllis Meyercord as trustees, and 1,837 shares subject to RSUs that vest within 60 days of June 25, 2021.
(10)Includes an aggregate of 1,837 shares subject to RSUs that vest within 60 days of June 25, 2021. On February 26, 2021, Board member, L.B. Day decided to retire from the Board effective at the close of August 24, 2021, Annual Meeting of Shareholders.
(11)Includes an aggregate of 1,837 shares subject to RSUs that vest within 60 days of June 25, 2021.
(12)Includes an aggregate of 555 shares subject to RSUs that vest within 60 days of June 25, 2021.
(13)Includes an aggregate of 297 shares subject to RSUs that vest within 60 days of June 25, 2021.
(14)Includes TBD shares held of record by Ganesh Moorthy and Hema Moorthy as trustees, and includes an aggregate of 11,010 shares subject to RSUs that vest within 60 days of June 25, 2021.
(15)Includes TBD shares held of record by J. Eric Bjornholt and Lynn Bjornholt as trustees, and includes an aggregate of 3,295 shares subject to RSUs that vest within 60 days of June 25, 2021.
(16)Includes an aggregate of 5,041 shares subject to RSUs that vest within 60 days of June 25, 2021.
(17)Includes an aggregate of 4,456 shares subject to RSUs that vest within 60 days of June 25, 2021.
(18)Includes an aggregate of 3,691 RSUs that vest within 60 days of June 25, 2021.
(19)Includes an aggregate of 61,310 RSUs that vest within 60 days of June 25, 2021.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview of the Compensation Program
The Compensation Committee of our Board of Directors, presently comprised of Mr. Meyercord (Chair), Mr. Day and Ms. Johnson, reviews the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (i.e., our CEO, our former CEO, our CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to a broad base of Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.
Our Executive Compensation Policy and Objectives
Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:
•rewards performance that may contribute to increased stockholder value,
•attracts, retains, motivates and rewards individuals with competitive compensation opportunities,
•aligns an executive officer's total compensation with our business objectives,
•fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "guiding values,"
•balances short-term and long-term strategic goals, and
•builds and encourages ownership of our common stock.
Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.
We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2021 were consistent with our "pay-for-performance" philosophy and were commensurate with our fiscal 2021 performance.
Recent Compensation Related Developments
CEO Transition. Effective March 1, 2021, Mr. Sanghi transitioned from CEO and Chair of the Board of Directors to an Executive Chair role, and Mr. Moorthy was appointed as CEO and continued to serve as President. In connection with the foregoing, effective March 1, 2021, Mr. Sanghi's base salary was reduced by 40.0% to $483,556 and effective May 31, 2021, Mr. Moorthy's base salary was increased by 25.0% to $583,450.
COVID-19 Salary Reductions. In response to uncertainties related to the impact of the COVID-19 virus and in connection with other expense reduction actions being taken by our management team, on April 8, 2020, the Compensation Committee approved a 20% salary cut for our former CEO (Mr. Sanghi), our current CEO and President (Mr. Moorthy) and our other executive staff members (including our other named executive officers, Mr. Bjornholt, Mr. Drehobl, Mr. Little and Mr. Simoncic) effective April 20, 2020. As the uncertainties related to the COVID-19 virus abated and business conditions improved, such salaries were partially reinstated in August 2020 and October 2020, and fully reinstated in November 2020.
Performance Based RSUs. In response to feedback from our investors, beginning with the fourth quarter of fiscal 2020, we modified the vesting methodology for RSU awards under our quarterly evergreen grant program to provide that RSUs for 50% of the total evergreen award would be subject to performance vesting based on the relative total shareholder return of our common stock compared to a peer group of twenty companies. Such performance-based awards, and the other 50% of the evergreen RSU awards, will also be subject to time-based vesting and will only vest subject to the continued service of the officer on the vesting date which is approximately four years from the grant date.
Executive Compensation Process
The Compensation Committee evaluates and establishes the compensation of our executive officers, including the named executive officers. The Compensation Committee seeks input from our CEO when discussing the performance of, and compensation levels for, the executive officers other than himself. Our CEO does not participate in deliberations relating to his own compensation.
The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries in our market. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation. Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. To the extent compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly. We do not engage consultants to conduct such review process for us, or utilize a specific peer group.
The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increases within the budgeted range for other employees. In setting salaries for executive officers, the Compensation Committee may consider relevant industry data but does not target any overall industry percentage level or peer group average.
Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective business units, and then discussed with and approved by our CEO. These objectives are then reviewed by our Board of Directors and are the overall financial and business objectives on which incentive compensation is based.
The Compensation Committee sets the compensation of our Executive Chair and our CEO in the same manner as each of our other executive officers. In particular, the Compensation Committee considers such executive’s level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of executives of other companies in the semiconductor or related industries in our market. Mr. Sanghi and Mr. Moorthy participate in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, their compensation is subject to the same performance metrics as our other executive officers under our Executive Management Incentive Compensation Plan ("EMICP"). The Compensation Committee recognizes that, in his role as our former CEO, Mr. Sanghi's total compensation package was significantly higher than that of our other executive officers and the Compensation Committee believed this was appropriate in consideration of Mr. Sanghi's superior leadership of Microchip over a long period of time. In particular, the Compensation Committee believed that Mr. Sanghi's leadership has been key to the substantial revenue and profitability growth, strong market position and substantial increase in the market value of Microchip since taking Microchip public in 1993, and to leading Microchip's strong performance relative to others in the industry over a number of years.
For fiscal 2021, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.
At our last annual meeting of stockholders held in August 2020, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 94.6% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2021.

Elements of Compensation
Our executive compensation program is currently comprised of four major elements:
•annual base salary,
•incentive cash bonuses,
•equity compensation, and
•compensation and employee benefits generally available to all of our employees.
The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for many of our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry and market.
Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.
Base Salaries. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual executive officers relative to their respective areas of responsibility. In particular, we consider our overall level of end-market demand and the level of end-market demand in our strategic business units, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP net income per diluted share, cash generation, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility (including the increased level of responsibility of our officers as a result of our acquisition activity), performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry and market, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year.
In response to uncertainties related to the impact of the COVID-19 virus and in connection with other expense reduction actions being taken by our management team, on April 8, 2020, the Compensation Committee approved a 20% salary cut for our former CEO (Mr. Sanghi), our current CEO and President (Mr. Moorthy) and our other executive staff members (including our other named executive officers, Mr. Bjornholt, Mr. Drehobl, Mr. Little and Mr. Simoncic) effective April 20, 2020. As the uncertainties related to the COVID-19 virus abated and business conditions improved, such salaries were partially reinstated in August 2020 and October 2020, and fully reinstated in November 2020.
Effective March 1, 2021, Mr. Sanghi transitioned from CEO and Chair of the Board to an Executive Chair role and Mr. Moorthy was appointed as CEO and continued to serve as President. In connection with the foregoing, effective March 1, 2021, Mr. Sanghi’s base salary was reduced by 40.0% to $483,556, and effective May 31, 2021, Mr. Moorthy's base salary was increased by 25.0% to $583,450. Due to the uncertainties related to the COVID-19 virus, we did not adjust base salaries for our other executive officers in fiscal 2021. We did adjust base salaries for our executive officers (other than Mr. Sanghi and Mr. Moorthy) on April 1, 2021 to be effective May 31, 2021. In connection with such salary increases, a budget for salary increases was established with any increases in salary determined on a discretionary basis based on the performance reviews of the executives.
Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the EMICP. Executive officers may also receive quarterly payments under the Discretionary Management Incentive Compensation Plan ("DMICP"). The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. The Compensation Committee uses the DMICP to help achieve the overall objectives of the performance bonus program.
The performance metrics under the EMICP are determined by the Compensation Committee at the beginning of each quarter and may be based on GAAP financial results, non-GAAP financial results or end-market demand for our products at the discretion of the Compensation Committee. In each quarter of fiscal 2021, the Compensation Committee used the end-market demand metric when setting the targets because it believes such metric is more useful in understanding our operating results. End-market demand is the net dollar amount of our products, licensing revenue, and services delivered to our direct (non-distributor) customers and by our distributors to their customers. We believe that our end-market demand metric reflects true end-market demand based on when product is sold to direct customers or by our distributors to an end customer. Certain other performance metrics under the EMICP such as those based on gross margin, operating expenses, operating profit and earnings per share are based on end-market demand and also reflect non-GAAP adjustments, as applicable, for the effect of share-based compensation, COVID-19 shelter-in-place restrictions on manufacturing activities, manufacturing excursion, expenses related to our acquisition activities (including intangible asset amortization, severance and other restructuring costs, and legal and other general and administrative expenses associated with acquisitions including legal fees and expenses for litigation and investigations related to our Microsemi acquisition), professional services associated with certain legal matters, IT security remediation costs, non-cash interest expense on our convertible debentures, losses on the settlement of debt, and gains related to equity investments.
Each of the performance metrics is reviewed each quarter but may be the same for multiple quarters. The earnings per share metric changes each quarter. The table below sets forth the performance metrics under the EMICP for each quarter of fiscal 2021.

FY21 Performance Metrics
	Target Quarterly Measurement								Actual Results
	Q1 FY21		Q2 FY21		Q3 FY21		Q4 FY21		Q1 FY21		Q2 FY21		Q3 FY21		Q4 FY21
Performance Metric	%	Target % of Bonus	%	Target % of Bonus	%	Target % of Bonus	%	Target % of Bonus	Perf. %	Bonus Payout %	Perf. %	Bonus Payout %	Perf. %	Bonus Payout %	Perf. %	Bonus Payout %
Total sequential end-market demand growth	1.50	10.00	1.50	10.00	1.50	12.00	1.50	12.00	(2.22)	(2.40)	(0.87)	2.09	7.05	34.20	8.11	38.42
High performance micro-controller sequential end-market demand growth	1.50	3.00	1.50	3.00	1.50	4.00	1.50	4.00	(4.01)	(2.51)	(4.78)	(3.28)	3.50	6.67	12.30	18.40
Analog sequential end-market demand growth	1.50	3.00	1.50	3.00	1.50	3.00	1.50	3.00	(0.72)	0.78	(1.77)	(0.27)	8.02	9.52	7.34	8.84
Field-programmable gate array (FPGA) sequential end-market demand growth	1.50	1.00	1.50	1.00	1.50	1.00	1.50	1.00	(6.48)	(1.66)	13.81	5.10	5.23	2.24	(31.99)	(10.16)
End-market demand gross margin percentage	60.00	14.00	60.00	14.00	60.00	15.00	61.50	15.00	61.42	18.97	61.97	20.89	62.94	26.03	63.90	24.00
End-market demand operating expenses as a percentage of end-market demand	26.00	14.00	26.00	14.00	26.00	15.00	24.50	15.00	23.38	26.22	23.40	26.10	22.79	31.05	23.06	22.22
End-market demand operating income as a percentage of end-market demand	34.00	14.00	34.00	14.00	34.00	15.00	37.00	15.00	38.04	23.43	38.56	24.65	40.15	30.38	40.84	24.61
Days of inventory (quarterly)	125	7.00	122	7.00	N/A	N/A	N/A	N/A	117.26	20.55	120.00	10.50	N/A	N/A	N/A	N/A
End-market demand earnings per share (quarterly)	$1.38	14.00	$1.35	14.00	$1.41	15.00	$1.73	15.00	150.75	22.62	148.25	23.16	167.05	33.48	189.34	24.45
EMICP Total	N/A	80.00	N/A	80.00	N/A	80.00	N/A	80.00	N/A	(1)	N/A	(2)	N/A	(3)	N/A	(4)
DMICP Total	(5)	20.00	(5)	20.00	(5)	20.00	(5)	20.00	N/A	(1)	N/A	(2)	N/A	(3)	N/A	(4)

(1)For the first quarter of fiscal 2021, the calculated bonus payout percentage under the EMICP was 106.0%; however, no payments were made under the EMICP or the DMICP due to uncertainties related to the COVD-19 virus. As a retention mechanism, our executive officers were granted RSUs that will vest on August 15, 2021, subject to continued service on such date. Information regarding such RSU grants are set forth in the “Grants of Plan-Based Awards” table.
(2)For the second quarter of fiscal 2021, the calculated bonus payout percentage under the EMICP was 108.94%; however, the Compensation Committee approved an overall cash bonus payout under the EMICP and DMICP of 50.0%. All of our executives participated in the salary reduction program and were also granted RSUs that will vest on November 15, 2021, subject to continued service on such date. Information regarding such RSU grants are set forth in the “Grants of Plan-Based Awards” table.
(3)For the third quarter of fiscal 2021, the calculated bonus payout percentage under the EMICP was 173.56%; however, the Compensation Committee approved an overall cash bonus payout under the EMCIP and DMICP of 100.0%. All of our executives participated in the salary reduction program and were also granted RSUs that will vest on February 15, 2021, subject to continued service on such date. Information regarding such RSU grants are set forth in the “Grants of Plan-Based Awards” table.
(4)For the fourth quarter of fiscal 2021, the calculated bonus payout percentage under the EMICP was 150.77%; however, the Compensation Committee approved an overall cash bonus payout under the EMCIP and DMICP of 100.0%. All of our executives participated in the salary reduction program and also received a cash amount equal to 40% of the EMICP target and were granted RSUs that will vest on June 1, 2022, subject to continued service on such date and. Information regarding such RSU grants are set forth in the “Grants of Plan-Based Awards” table.
(5)Each quarter, the Target Quarterly Measurement under the DMICP is discretionary.

The total amount payable to each executive under the EMICP and the DMICP is based on a percentage of the executive's base salary at the beginning of the quarter.  The participation percentage for each executive is determined at the beginning of the fiscal year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year.  However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the EMICP (as disclosed in the tables above) and payment of 20% as a discretionary award under the DMICP (as disclosed in the tables above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by the executive's base salary. Bonuses under the EMICP are subject to a maximum award of $2,500,000 per individual per performance period (which can be a fiscal quarter, a fiscal year, or a longer period not exceeding five fiscal years); however, all awards to date have been substantially less than such maximum amount.
The actual awards under the EMICP are based on our actual quarterly financial performance compared to the performance metrics (or such lesser amount as determined in the discretion of our Compensation Committee) and the actual awards under the DMICP are determined in the discretion of our Compensation Committee and can be significantly higher or lower than the 20% target.  The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during the year, up or down, this would affect the executive's actual bonus payment during the fiscal year. For fiscal 2021, the specific total bonus percentages under both the EMICP and DMICP for each of our named executive officers were as follows: for Mr. Sanghi it was 200% of his salary for the associated quarter; for Mr. Moorthy it was 82% of his salary; for Mr. Little it was 46% of his salary; for Mr. Drehobl it was 46% of his salary; for Mr. Simoncic it was 41% of his salary; and for Mr. Bjornholt it was 37% of his salary. These bonus percentages did not change from the percentages used for fiscal 2020.
In connection with Mr. Sanghi’s transition to an Executive Chair role and Mr. Moorthy appointment as CEO, effective April 1, 2021, Mr. Sanghi’s bonus participation level was reduced from 200% to 120%, and Mr. Moorthy’s bonus participation level was increased from 82% to 125%.
As indicated in the above table, for the first quarter of fiscal 2021, 1.0% of the quarterly EMICP payment was based on Microchip's FPGA business unit achieving total sequential revenue growth of 1.5%.  Accordingly, if Microchip's FPGA business unit's sequential revenue growth for the first quarter was 1.5%, then each executive would be paid the corresponding 1.0% of the EMICP target bonus amount for that quarter.  If Microchip's FPGA business unit's revenue growth for the first quarter was 0.75%, then each executive would be paid a corresponding 0.5% of the target bonus amount for that quarter (i.e., 1/2 of the 1.0%) and if Microchip's FPGA business unit's revenue growth for the third quarter was 3.0%, then each executive would be paid a corresponding 2.0% of the target bonus amount for that quarter (i.e., 3.0/1.5 of the 1.0%).  A similar methodology is applied each quarter to each of the performance metrics listed in the above table.
In response to uncertainties related to the impact of the COVID-19 virus and in connection with other expense reduction actions being taken by our management team, on June 1, 2020, the Compensation Committee determined that no amounts would be paid under the EMICP and DMICP for the first quarter of fiscal 2021. As set forth in the above tables and the footnotes to the tables, during fiscal 2021, our Executive Chair, our CEO and our other executive officers received cash bonuses under the EMICP/DMICP for the second, third and fourth quarters of fiscal 2021, and RSUs awards. Applying the award percentages to each named executive officer's participation level in the plans, for fiscal 2021, the total bonus payments made in cash under the EMICP and the DMICP for our named executive officers, other than Mr. Sanghi and Mr. Moorthy, ranged from $76,553 to $111,081. In fiscal 2021, Mr. Sanghi earned an aggregate EMICP bonus payment made in cash of $1,168,596, and Mr. Moorthy earned an aggregate EMICP bonus payment made in cash of $277,510. Please see footnote 4 to the Summary Compensation Table on page 52 of this Proxy Statement which sets forth the actual amount of the EMICP and DMICP awards for each named executive officer for fiscal 2021. In fiscal 2021, the portion of the DMICP awards that were paid in RSUs for our named executive officers, other than Mr. Sanghi and Mr. Moorthy, ranged from 409 shares to 590 shares, Mr. Moorthy earned RSUs for 1,451 shares and Mr. Sanghi earned RSUs for 6,046 shares. The differences in the levels of compensation under these programs for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation. Equity compensation, such as RSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders. Accordingly, in fiscal 2021, equity grants in the form of RSUs were a significant portion of our executive officers' total compensation package.
We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.
Beginning with the evergreen grants of RSUs for the fourth quarter of fiscal 2020, 50% of the evergreen awards were subject to performance vesting based on the relative total shareholder return of our common stock compared to a peer group of twenty companies over a two-year period. In February 2021, the Compensation Committee determined to use a three-year period instead of a two-year period for future evergreen awards. Such performance-based awards and the other 50% of the evergreen RSU awards will also be subject to time-based vesting and will only vest subject to the continued service of the officer on the vesting date which is approximately four years from the grant date. Under this performance-based criteria, Mr. Sanghi and Mr. Moorthy were granted 25,676 RSUs and 12,269 RSUs, respectively, and our other executive offers were granted from 3,704 RSUs to 5,810 RSUs for fiscal 2021, and each executive was also granted time-based RSUs. The current list of peer group companies for purposes of our performance based evergreen RSU awards is as follows:

Amkor Technology, Inc.	MACOM Technology Solutions Holdings, Inc.	Renesas Electronics Corporation
Analog Devices, Inc.	Marvell Technology Group, Ltd.	Semtech Corporation
Arrow Electronics, Inc.	Maxim Integrated Products, Inc.	Silicon Laboratories Inc.
Avnet, Inc.	Monolithic Power Systems, Inc.	STMicroelectronics N.V.
Broadcom Inc.	NXP Semiconductors N.V.	Synaptics Incorporated
Infineon Technologies AG	ON Semiconductor Corporation	Texas Instruments Incorporated
Lattice Semiconductor Corporation	Power Integrations, Inc.
Grants of RSUs in fiscal 2021 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2021, approximately 67.2% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. For more than ten years, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.
Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements. In this regard, on June 1, 2020, the Compensation Committee approved RSU awards to executive officers as a retention mechanism in light of the salary reduction program which was implemented in April 2020. These RSU awards vested in full on June 1, 2021. In June 2020, the Employee Committee approved RSU awards to non-executive employees who participated in the salary reduction program as a retention mechanism.

In granting equity compensation awards to executive officers, we consider numerous factors, including:
•the individual's position, experience, and responsibilities,
•the individual's future potential to influence our mid- and long-term growth,
•the vesting schedule of the awards, and
•the number and value of awards previously granted.
We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock.
The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives) are made once per month by the Employee Committee at a meeting of such committee. The Employee Committee was appointed by our Board of Directors and our Compensation Committee and is comprised of our Executive Chair, our President and CEO, and our Senior Vice President of Global Human Resources. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.
See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2021" at page 54 for information regarding RSUs granted during fiscal 2021 to our named executive officers.
Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and Board of Directors with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board of Directors. This policy was proposed by our Nominating, Governance, and Sustainability Committee and ratified by our Board of Directors in October 2003 and was amended in May 2021. Under this policy, each of our directors, executive officers, vice presidents and internal director-level employees must maintain a specified minimum level of ownership of our stock during their tenure in their respective office or position. During fiscal 2021, all of our executive officers and directors were in compliance with the terms of such policy.
Microchip's insider trading policy prohibits executive officers from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect.
Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:
•our employee stock purchase plans,
•medical, dental, vision, employee assistance program, flexible spending, and disability insurance,
•life insurance benefits,
•a 401(k) retirement savings plan,
•an employee cash bonus plan, and
•vacation and paid time off.
Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the determination of executive officer compensation.
Employee Stock Purchase Plans. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period, or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock

Purchase Plan that allows them the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.
Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $10,000 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the Summary Compensation Table on page 52 pursuant to SEC rules and regulations.
Life Insurance. In fiscal 2021, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.
401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. We contribute to our 401(k) plan each year based on our profitability during the year, subject to maximum contributions and other rules prescribed by federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for the first, second, third, and fourth quarters of fiscal 2021 equal to $0.50 for each dollar contributed by the employee for the first 4% of their salary contributions. There are no required matching contributions under the plan.
Employee Cash Bonus Plan. All of our employees worldwide participate in our Employee Cash Bonus Plan ("ECBP"). The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee if certain Microchip operating profitability objectives are achieved. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has discretion to pay more or less than the stated target. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.
The payout under the ECBP is approved by the Compensation Committee based on our actual quarterly operating results. In response to uncertainties related to the impact of the COVID-19 virus and in connection with other expense reduction actions being taken by our management team, on August 5, 2021, the Compensation Committee determined that there would be no payments under the ECBP for the first quarter of fiscal 2021. For the second, third, and fourth quarters of fiscal 2021, bonus awards were paid out to executives and other employees who participate in such plan at 50%, 75%, and 100% of target, respectively. For each such quarter, an additional award was paid out to selected employees on a discretionary basis based on performance achievements by such employees during the quarter. In addition, for the third and fourth quarters of fiscal 2021, an additional six hours of pay was made under the ECBP to those employees who participated in the salary reduction program. Under the ECBP, for fiscal 2021, our named executive officers other than our Executive Chair and CEO received total payments ranging from $7,684 to $9,128, and Mr. Sanghi and Mr. Moorthy received $22,086 and $12,792, respectively.
Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.
Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.

We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.
Employment Contracts, Termination of Employment and Change of Control Arrangements. We do not have employment contracts with our Executive Chair, CEO, CFO or any of our executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements described below) or upon retirement. Our Executive Chair, CEO, CFO, and our executive officers have entered into change of control agreements with us.
The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from Microchip if, as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.
With respect to our Executive Chair, CEO, CFO and Senior VP of Worldwide Client Engagement, if the executive officer's employment terminates for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:
•a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CEO, CFO and the Senior VP of Worldwide Client Engagement, one year;
•a one-time payment of the executive's bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CEO, CFO and the Senior VP of Worldwide Client Engagement, one year;
•a continuation of medical and dental benefits (subject to any required employee contributions) for the following periods: (1) in the case of the Executive Chair, two years; (2) in the case of the CEO, CFO and Senior VP of Worldwide Client Engagement, one year; provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer; and
•a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.
With respect to our Executive Chair, the CFO and the Senior VP of Worldwide Client Engagement, immediately prior to a Change of Control (regardless of whether the executive officer's employment terminates), all equity compensation held by the executive officer shall become fully vested.
With respect to our executive officers other than the Executive Chair, CEO, the CFO and the Senior VP of Worldwide Client Engagement, if the executive officer terminates his or her employment for Good Reason, or the executive's employment is terminated for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:
•a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for one year;
•a one-time payment of the bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for one year;

•a continuation of medical and dental benefits (subject to any required employee contributions) for one year (provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer); and
•a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.
With respect to our executive officers other than the Executive Chair, CFO and the Senior VP of Worldwide Client Engagement, immediately upon termination during the Change of Control Period other than for Cause, all equity compensation held by the executive officer shall become fully vested.
The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2021, the last business day of our last completed fiscal year.

Name	Salary	Bonus	Equity Compensation Due to Accelerated Vesting (1)	Tax Gross-up on Change of Control (2)	Continuation of Certain Benefits (3)
Steve Sanghi (4)	$967,114	$1,971,425	$44,571,423	$—	2 years
Ganesh Moorthy (5)	466,796	400,727	20,782,251	—	1 year
Stephen V. Drehobl (5)	305,950	152,504	9,705,779	—	1 year
Mitchell R. Little (5)	333,078	166,027	8,027,202	—	1 year
J. Eric Bjornholt (5)	285,380	116,567	6,733,288	—	1 year
Rich Simoncic (5)	280,390	125,744	6,642,019	—	1 year

(1)Value represents the gain that our named executive officers would receive, calculated as the amount of unvested RSUs multiplied by our stock price on March 31, 2021.
(2)This payment covers any excise tax that may be payable under Section 4999 of the Code if the payments provided for under the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of the payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.
(3)Benefits continued under the change of control agreements are limited to company-paid medical, dental, vision and life insurance coverage at the same level of coverage the executive was provided immediately prior to termination of employment with Microchip. Amounts are not determinable at this time and are dependent on each executive officer's individual circumstances.
(4)The change of control payment includes an amount equal to twice the annual salary of the executive plus a bonus equal to two times the targeted annual amount payable to such executive under our management incentive compensation plans (EMICP and DMICP) and our ECBP.
(5)The change of control payment includes an amount equal to one times the annual salary of the executive plus a bonus equal to the targeted annual amounts payable to such executive under our management incentive compensation plans (EMICP and DMICP) and our ECBP.
Performance-Based Compensation and Financial Restatement
To date, Microchip has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to its executive officers and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

No Tax Deductibility
As a result of the enactment of the Tax Cuts and Jobs Act in December 2017, the Code disallows a corporate income tax deduction for executive compensation in excess of $1.0 million paid to certain of our named executive officers. To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any actions are advisable to obtain deductibility.
Conclusion
We believe that our executive team provided outstanding service to Microchip in fiscal 2021. We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives of the compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Wade F. Meyercord (Chair)	Esther Johnson	L.B. Day
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

CEO PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and that of our former CEO, Mr. Steve Sanghi, who was serving as our principal executive officer on the date we selected to identify our median employee. We believe the pay ratio information provided below is a reasonable estimate calculated in a manner consistent with the pay ratio disclosure rules.
For fiscal 2021, our last completed fiscal year:
•The estimated median of the annual total compensation of all our employees, excluding our former CEO, was TBD.
•The total compensation of our former CEO during the portion of fiscal 2021 that he served as our principal executive officer, as annualized over the entire fiscal year, was $9,314,709.
•The ratio of the annual total compensation of our former CEO to the median of the annual total compensation of employees was TBD to 1.
To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:
•We selected TBD as the date upon which we identified the median employee. We compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the United States.
•We identified the "median employee" by taking all employees on this list (including international employees, but excluding the former CEO), and ranking them based on a consistently applied compensation measure that incorporated the adjusted gross wages paid over the twelve-month period preceding the determination date (including the grant date value of equity, as opposed to realized equity values). We converted pay for international employees to United States Dollars using the exchange rates on TBD, and we annualized the pay for full and part time employees who were hired during the period.
•After identifying a representative "median employee," we identified and calculated the elements of such employee's compensation for fiscal 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of TBD.
•With respect to the annual total compensation for the former CEO, we used the amount reported in the "Total" column of our 2021 Summary Compensation Table.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
The following table lists the annual compensation for our former CEO (Mr. Sanghi, who served as CEO until March 1, 2021), our current CEO (Mr. Moorthy, who has served as CEO since March 1, 2021), our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Steve Sanghi, Executive Chair and Former CEO	2021	$702,087	$22,086	$7,384,078	$1,168,596	$13,065	$9,289,912
	2020	811,046	21,571	5,135,465	906,713	8,586	6,883,381
	2019	749,700	21,626	11,386,308	700,389	6,916	12,864,939
Ganesh Moorthy, CEO and President	2021	421,014	12,792	3,170,379	277,510	9,772	3,891,467
	2020	469,571	12,404	2,330,292	215,312	8,201	3,035,780
	2019	424,360	12,240	5,218,861	158,539	7,602	5,821,602
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	2021	275,943	8,384	1,477,531	102,034	7,824	1,871,716
	2020	307,768	8,131	1,090,558	79,239	6,796	1,492,492
	2019	278,136	7,087	2,381,844	58,438	7,211	2,732,716
Mitchell R. Little, Senior VP, Worldwide Client Engagement	2021	300,410	9,128	1,231,020	111,081	12,208	1,663,847
	2020	335,335	8,983	880,816	86,177	11,180	1,322,491
	2019	317,217	8,083	1,984,654	68,151	10,671	2,388,776
J. Eric Bjornholt, Senior VP and CFO	2021	257,391	7,821	1,142,976	76,553	6,437	1,491,178
	2020	287,077	7,584	854,278	59,308	5,544	1,213,791
	2019	259,437	6,611	1,513,668	38,759	5,963	1,824,438
Richard Simoncic Senior VP, Analog Power and Interface Business Unit	2021	252,891	7,684	982,099	83,346	7,126	1,333,146
	2020	282,171	7,505	724,638	64,671	6,289	1,085,274
	2019	260,828	6,646	1,654,264	49,929	6,896	1,978,563

(1)Represents the base salary earned by each executive officer in the specified fiscal year.
(2)Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.
(3)Represents the aggregate grant date fair value of awards of RSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs in fiscal 2021, please refer to Note 15, "Share-Based Compensation" to Microchip's audited financial statements for the fiscal year ended March 31, 2021 included in our Annual Report on Form 10-K filed with the SEC on May 18, 2021.
(4)Represents the aggregate amount of cash bonuses earned by each executive officer in the specified fiscal year under our EMICP and DMICP. In fiscal 2021, a portion of the amounts earned under the EMICP were paid in RSUs not in cash. Such RSUs are not included in the Non-Equity Incentive Plan Compensation column in the above table; however, all of such RSU grants made during fiscal 2021 are included in the Stock Awards column in the above table and such outstanding RSUs are also included in the Outstanding Equity Awards at 2021 Fiscal Year End table. Each executive officer received the following cash payments under each of such plans in the specified fiscal year:

Named Executive Officer	Year	EMICP	DMICP
Steve Sanghi	2021	$1,168,596	$—
	2020	906,713	—
	2019	700,389	—
Ganesh Moorthy	2021	277,510	—
	2020	215,312	—
	2019	158,539	—
Stephen V. Drehobl	2021	102,034	—
	2020	79,239	—
	2019	58,438	—
Mitchell R. Little	2021	111,081	—
	2020	86,177	—
	2019	68,151	—
J. Eric Bjornholt	2021	76,553	—
	2020	59,308	—
	2019	38,759	—
Richard Simoncic	2021	83,346	—
	2020	64,671	—
	2019	49,929	—
(5)Consists of company-matching contributions under our 401(k) retirement savings plan and the full dollar value of premiums paid by Microchip for life insurance for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k)	Life Insurance
Steve Sanghi	2021	$5,725	$7,340
	2020	3,824	4,762
	2019	3,870	3,046
Ganesh Moorthy	2021	5,725	4,047
	2020	4,200	4,001
	2019	5,245	2,357
Stephen V. Drehobl	2021	5,260	2,564
	2020	4,105	2,691
	2019	5,061	2,150
Mitchell R. Little	2021	5,568	6,640
	2020	4,200	6,980
	2019	5,245	5,426
J. Eric Bjornholt	2021	5,126	1,311
	2020	4,117	1,427
	2019	4,905	1,058
Richard Simoncic	2021	5,036	2,090
	2020	3,772	2,517
	2019	4,746	2,150

Grants of Plan-Based Awards During Fiscal 2021
The following table sets forth information with respect to our EMICP, our DMICP, and our ECBP, as well as RSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2021. Actual payments for our bonus plans in fiscal 2021 are reflected in the Summary Compensation Table above. Equity awards in the table below were granted in fiscal 2021.
GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended March 31, 2021

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Steve Sanghi	4/9/2020	—	—		—	8,376	808,787
	4/9/2020	—	—		—	8,375	609,700
	6/1/2020	—	—		—	4,573	431,142
	7/1/2020	—	—		—	6,372	794,270
	7/1/2020	—	—		—	330	33,073
	7/1/2020	—	—		—	150	15,249
	7/1/2020	—	—		—	6,372	620,697
	8/5/2020	—	—		—	78	7,569
	8/5/2020	—	—		—	5,326	516,835
	10/1/2020	—	—		—	6,138	621,902
	10/1/2020	—	—		—	152	16,050
	10/1/2020	—	—		—	335	34,890
	10/1/2020	—	—		—	6,138	818,748
	11/6/2020	—	—		—	2,459	304,473
	1/4/2021	—	—		—	4,790	783,931
	1/4/2021	—	—		—	4,790	627,921
	1/4/2021	—	—		—	149	19,981
	2/5/2021	—	—		—	2,216	318,860
	—	—	773,691	(4)	—	—	—
	—	—	193,423	(5)	—	—	—
	—	—	18,598	(6)	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Ganesh Moorthy	4/9/2020	—	—		—	4,002	386,433
	4/9/2020	—	—		—	4,002	291,346
	6/1/2020	—	—		—	1,113	104,934
	7/1/2020	—	—		—	3,045	379,559
	7/1/2020	—	—		—	191	19,142
	7/1/2020	—	—		—	87	8,844
	7/1/2020	—	—		—	3,044	296,516
	8/5/2020	—	—		—	45	4,367
	8/5/2020	—	—		—	1,292	125,376
	10/1/2020	—	—		—	2,932	297,070
	10/1/2020	—	—		—	88	9,292
	10/1/2020	—	—		—	194	20,205
	10/1/2020	—	—		—	2,933	391,233
	11/6/2020	—	—		—	600	74,292
	1/4/2021	—	—		—	2,289	374,618
	1/4/2021	—	—		—	2,288	299,934
	1/4/2021	—	—		—	86	11,533
	2/5/2021	—	—		—	526	75,686
	—	—	306,218	(4)	—	—	—
	—	—	76,555	(5)	—	—	—
	—	—	17,954	(6)	—	—	—
Stephen V. Drehobl	4/9/2020	—	—		—	1,895	182,981
	4/9/2020	—	—		—	1,894	137,883
	6/1/2020	—	—		—	422	39,786
	7/1/2020	—	—		—	1,442	179,745
	7/1/2020	—	—		—	125	12,528
	7/1/2020	—	—		—	57	5,795
	7/1/2020	—	—		—	1,441	140,368
	8/5/2020	—	—		—	29	2,814
	8/5/2020	—	—		—	488	47,356
	10/1/2020	—	—		—	1,388	140,632
	10/1/2020	—	—		—	58	6,124
	10/1/2020	—	—		—	127	13,227
	10/1/2020	—	—		—	1,389	185,279
	11/6/2020	—	—		—	229	28,355
	1/4/2021	—	—		—	1,084	177,407
	1/4/2021	—	—		—	1,083	141,970
	1/4/2021	—	—		—	56	7,510
	2/5/2021	—	—		—	193	27,771
	—	—	112,590	(4)	—	—	—
	—	—	28,147	(5)	—	—	—
	—	—	11,767	(6)	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Mitchell R. Little	4/9/2020	—	—		—	1,507	145,516
	4/9/2020	—	—		—	1,506	109,637
	6/1/2020	—	—		—	460	43,369
	7/1/2020	—	—		—	1,146	142,849
	7/1/2020	—	—		—	136	13,630
	7/1/2020	—	—		—	62	6,303
	7/1/2020	—	—		—	1,146	111,632
	8/5/2020	—	—		—	32	3,105
	8/5/2020	—	—		—	531	51,528
	10/1/2020	—	—		—	1,104	111,857
	10/1/2020	—	—		—	63	6,652
	10/1/2020	—	—		—	138	14,373
	10/1/2020	—	—		—	1,104	147,263
	11/6/2020	—	—		—	249	30,831
	1/4/2021	—	—		—	862	141,075
	1/4/2021	—	—		—	861	112,868
	1/4/2021	—	—		—	62	8,314
	2/5/2021	—	—		—	210	30,217
	—	—	122,573	(4)	—	—	—
	—	—	30,643	(5)	—	—	—
	—	—	12,811	(6)	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
J. Eric Bjornholt	4/9/2020	—	—		—	1,457	140,688
	4/9/2020	—	—		—	1,457	106,070
	6/1/2020	—	—		—	322	30,358
	7/1/2020	—	—		—	1,109	138,237
	7/1/2020	—	—		—	117	11,726
	7/1/2020	—	—		—	53	5,388
	7/1/2020	—	—		—	1,108	107,930
	8/5/2020	—	—		—	28	2,717
	8/5/2020	—	—		—	372	36,099
	10/1/2020	—	—		—	1,068	108,210
	10/1/2020	—	—		—	53	5,596
	10/1/2020	—	—		—	118	12,290
	10/1/2020	—	—		—	1,068	142,461
	11/6/2020	—	—		—	174	21,545
	1/4/2021	—	—		—	834	136,492
	1/4/2021	—	—		—	833	109,198
	1/4/2021	—	—		—	53	7,107
	2/5/2021	—	—		—	145	20,864
	—	—	84,472	(4)	—	—	—
	—	—	21,118	(5)	—	—	—
	—	—	10,976	(6)	—	—	—
Richard Simoncic	4/9/2020	—	—		—	1,208	116,644
	4/9/2020	—	—		—	1,208	87,942
	6/1/2020	—	—		—	348	32,809
	7/1/2020	—	—		—	919	114,553
	7/1/2020	—	—		—	115	11,525
	7/1/2020	—	—		—	52	5,286
	7/1/2020	—	—		—	919	89,520
	8/5/2020	—	—		—	27	2,620
	8/5/2020	—	—		—	402	39,010
	10/1/2020	—	—		—	885	89,668
	10/1/2020	—	—		—	53	5,596
	10/1/2020	—	—		—	116	12,081
	10/1/2020	—	—		—	886	118,184
	11/6/2020	—	—		—	188	23,278
	1/4/2021	—	—		—	691	113,089
	1/4/2021	—	—		—	691	90,583
	1/4/2021	—	—		—	52	6,973
	2/5/2021	—	—		—	158	22,735
	—	—	91,968	(4)	—	—	—
	—	—	22,992	(5)	—	—	—
	—	—	10,784	(6)	—	—	—

(1)Individual awards under our EMICP, DMICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period. The EMICP does provide that the maximum amount payable to any participant is $2.5 million for any performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years).

(2)Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.
(3)This column shows the full grant date fair value of RSU awards to the named executives in fiscal 2021. Generally, the full grant date fair value is the amount that Microchip would expense in its financial statements over the award's vesting schedule.
(4)This annual target represents the amount targeted for estimated future payout in fiscal 2022 under Microchip's EMICP based on the executive officer's base salary at the end of fiscal 2021.
(5)This annual target represents the amount targeted for estimated future payout in fiscal 2022 under Microchip's DMICP based on the executive officer's base salary at the end of fiscal 2021.
(6)This annual target represents the amount targeted for future payout in fiscal 2022 under Microchip's ECBP based on the executive officer's base salary at the end of fiscal 2021.
Summary Compensation Table and Grants of Awards Table Discussion
Based on the data in the Summary Compensation Table, the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 18.5% to 26.3% for our named executive officers in fiscal 2021. See the "Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.
We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.
For a discussion of the material terms of the awards listed in the Grants of Awards Table, see our discussion of the equity awards and incentive cash bonuses in the "Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."
Microchip has not repriced any stock options or made any material modifications to any equity-based awards during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (19)
	14,294	(1)	2,218,715
	4,573	(2)	709,821
	13,426	(3)	2,083,984
	150	(3)	23,283
	78	(3)	12,107
	5,326	(3)	826,702
	11,656	(4)	1,809,244
	152	(4)	23,593
	2,459	(4)	381,686
	11,574	(5)	1,796,516
	2,216	(5)	343,968
	12,419	(6)	1,927,677
	330	(6)	51,223
	12,493	(7)	1,939,163
Steve Sanghi	335	(7)	51,999
	14,810	(8)	2,298,808
	149	(8)	23,128
	16,016	(9)	2,486,004
	13,066	(10)	2,028,105
	59,733	(11)	9,271,756
	12,502	(12)	1,940,560
	12,298	(13)	1,908,896
	6,106	(14)	947,773
	6,107	(14)	947,929
	8,375	(15)	1,299,968
	8,376	(15)	1,300,123
	6,372	(16)	989,062
	6,372	(16)	989,062
	6,138	(17)	952,740
	6,138	(17)	952,740
	4,790	(18)	743,504
	4,790	(18)	743,504

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (19)
	6,830	(1)	1,060,153
	1,113	(2)	172,760
	6,415	(3)	995,736
	87	(3)	13,504
	45	(3)	6,985
	1,292	(3)	200,544
	5,569	(4)	864,420
	88	(4)	13,659
	600	(4)	93,132
	5,530	(5)	858,367
	526	(5)	81,646
	5,934	(6)	921,075
	191	(6)	29,647
	5,969	(7)	926,508
	194	(7)	30,113
	7,076	(8)	1,098,337
Ganesh Moorthy	86	(8)	13,349
	7,652	(9)	1,187,743
	6,243	(10)	969,038
	28,540	(11)	4,429,979
	5,974	(12)	927,284
	5,876	(13)	912,073
	2,918	(14)	452,932
	2,918	(14)	452,932
	4,002	(15)	621,190
	4,002	(15)	621,190
	3,044	(16)	472,490
	3,045	(16)	472,645
	2,933	(17)	455,260
	2,932	(17)	455,105
	2,289	(18)	355,299
	2,288	(18)	355,143

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (19)
	3,233	(1)	501,826
	422	(2)	65,503
	3,037	(3)	471,403
	57	(3)	8,848
	29	(3)	4,501
	488	(3)	75,747
	2,636	(4)	409,160
	58	(4)	9,003
	229	(4)	35,545
	2,618	(5)	406,366
	193	(5)	29,957
	2,809	(6)	436,013
Stephen V. Drehobl	125	(6)	19,403
	2,826	(7)	438,652
	127	(7)	19,713
	3,350	(8)	519,987
	56	(8)	8,692
	3,623	(9)	562,362
	2,956	(10)	458,830
	12,869	(11)	1,997,526
	2,828	(12)	438,962
	2,782	(13)	431,822
	1,381	(14)	214,359
	1,382	(14)	214,514
	1,894	(15)	293,987
	1,895	(15)	294,142
	1,441	(16)	223,672
	1,442	(16)	223,827
	1,389	(17)	215,601
	1,388	(17)	215,445
	1,084	(18)	168,258
	1,083	(18)	168,103

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (19)
	2,808	(1)	435,858
	460	(2)	71,401
	2,637	(3)	409,315
	62	(3)	9,624
	32	(3)	4,967
	531	(3)	82,422
	2,290	(4)	355,454
	63	(4)	9,779
	249	(4)	38,650
	2,274	(5)	352,970
	210	(5)	32,596
	2,346	(6)	364,146
	136	(6)	21,110
Mitchell R. Little	2,247	(7)	348,779
	138	(7)	21,420
	2,664	(8)	413,506
	62	(8)	9,624
	2,881	(9)	447,189
	2,350	(10)	364,767
	10,746	(11)	1,667,994
	2,249	(12)	349,090
	2,212	(13)	343,347
	1,098	(14)	170,432
	1,099	(14)	170,587
	1,506	(15)	233,761
	1,507	(15)	233,917
	1,146	(16)	177,882
	1,146	(16)	177,882
	1,104	(17)	171,363
	1,104	(17)	171,363
	862	(18)	133,800
	861	(18)	133,644

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (19)
J. Eric Bjornholt	9	(1)	1,397
	2,052	(1)	318,511
	322	(2)	49,981
	8	(3)	1,242
	53	(3)	8,227
	1,927	(3)	299,109
	28	(3)	4,346
	372	(3)	57,742
	8	(4)	1,242
	1,673	(4)	259,683
	53	(4)	8,227
	174	(4)	27,008
	7	(5)	1,087
	1,662	(5)	257,976
	145	(5)	22,507
	117	(6)	18,161
	161	(6)	24,990
	1,783	(6)	276,757
	154	(7)	23,904
	1,793	(7)	278,309
	118	(7)	18,316
	152	(8)	23,593
	2,126	(8)	329,998
	53	(8)	8,227
	131	(9)	20,334
	2,299	(9)	356,851
	2,161	(10)	335,430
	8,167	(11)	1,267,682
	2,068	(12)	320,995
	2,034	(13)	315,717
	1,010	(14)	156,772
	1,010	(14)	156,772
	1,457	(15)	226,156
	1,457	(15)	226,156
	1,108	(16)	171,984
	1,109	(16)	172,139
	1,068	(17)	165,775
	1,068	(17)	165,775
	834	(18)	129,453
	833	(18)	129,298

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (19)
Richard Simoncic	2,353	(1)	365,233
	348	(2)	54,017
	2,210	(3)	343,036
	52	(3)	8,071
	27	(3)	4,191
	402	(3)	62,398
	1,919	(4)	297,867
	53	(4)	8,227
	188	(4)	29,181
	1,906	(5)	295,849
	158	(5)	24,525
	1,966	(6)	305,163
	115	(6)	17,850
	1,883	(7)	292,279
	116	(7)	18,006
	2,233	(8)	346,606
	52	(8)	8,071
	2,415	(9)	374,856
	1,970	(10)	305,783
	9,007	(11)	1,398,067
	1,885	(12)	292,590
	1,854	(13)	287,778
	881	(14)	136,749
	881	(14)	136,749
	1,208	(15)	187,506
	1,208	(15)	187,506
	919	(16)	142,647
	919	(16)	142,647
	886	(17)	137,525
	885	(17)	137,370
	691	(18)	107,257
	691	(18)	107,257

(1)	The award vested in full on May 15, 2021.
(2)	The award vested in full on June 1, 2021.
(3)	The award vests in full on August 15, 2021, subject to continued service on such date.
(4)	The award vests in full on November 15, 2021, subject to continued service on such date.
(5)	The award vests in full on February 15, 2022, subject to continued service on such date.
(6)	The award vests in full on May 15, 2022, subject to continued service on such date.
(7)	The award vests in full on August 15, 2022, subject to continued service on such date.
(8)	The award vests in full on November 15, 2022, subject to continued service on such date.
(9)	The award vests in full on February 15, 2023, subject to continued service on such date.
(10)	The award vests in full on May 15, 2023, subject to continued service on such date.
(11)	The award vests in equal quarterly installments through May 15, 2023, subject to continued service on such vesting dates.
(12)	The award vests in full on August 15, 2023, subject to continued service on such date.
(13)	The award vests in full on November 15, 2023, subject to continued service on such date.
(14)	The award vests in full on February 15, 2024, subject to continued service on such date.
(15)	The award vests in full on May 15, 2024, subject to continued service on such date.
(16)	The award vests in full on August 15, 2024, subject to continued service on such date.
(17)	The award vests in full on November 15, 2024, subject to continued service on such date.
(18)	The award vests in full on February 15, 2025, subject to continued service on such date.
(19)	Represents the number of RSUs multiplied by $155.22, the closing price of our common stock on March 31, 2021.

STOCK VESTED
For Fiscal Year Ended March 31, 2021
The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended March 31, 2021 for each of the named executive officers.
Microchip has not granted stock options, other than options assumed in acquisitions, since 2008. No named executive officer held any Microchip stock options during fiscal 2021.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steve Sanghi, Executive Chair and Former CEO	132,509	15,158,255
Ganesh Moorthy, CEO and President	60,495	6,948,962
Stephen V. Drehobl, Senior VP, MCU8 and MCU16 Business Units	28,973	3,309,348
Mitchell R. Little, Senior VP, Worldwide Client Engagement	25,134	2,868,364
J. Eric Bjornholt, Senior VP and CFO	18,434	2,106,058
Richard Simoncic, Senior VP, Analog Power and Interface Business Unit	21,015	2,398,248

(1)The values realized upon vesting for RSUs are based on the closing price of our common stock on the vesting dates.

Non-Qualified Deferred Compensation for Fiscal Year 2021
All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.
Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred. The distribution event occurs upon termination of employment.
We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2021.
NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (1)
Steve Sanghi	$—	$—	$—	$—	$—
Ganesh Moorthy	—	—	174,324	—	433,592
Stephen V. Drehobl	98,763	—	136,950	—	1,519,308
Mitchell R. Little	72,310	—	164,911	—	566,994
J. Eric Bjornholt	16,400	—	206,515	—	555,053
Richard Simoncic	—	—	—	—	—

(1)The executive contribution amounts shown in the table were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2021 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2021 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

EQUITY COMPENSATION PLAN INFORMATION
The table below provides information about our common stock that, as of March 31, 2021, may be issued upon the vesting of RSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans; provided, however, that new equity awards or stock purchase rights may only be issued under the Microchip 2004 Equity Incentive Plan, the Microchip 1994 International Employee Stock Purchase Plan and the Microchip 2001 Employee Stock Purchase Plan):

•Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),
•Microchip 2001 Employee Stock Purchase Plan (the "ESPP"),
•Microchip 2004 Equity Incentive Plan,
•SMSC 2009 Long Term Incentive Plan (the "SMSC 2009 LTIP"),
•Supertex 2009 Equity Plan,
•Micrel 2003 Incentive Award Plan,
•Micrel 2012 Equity Incentive Award Plan,
•Vitesse 2010 Incentive Plan,
•Vitesse 2013 Incentive Plan, and
•Microsemi 2008 Performance Incentive Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and vesting of RSUs		(b) Weighted average exercise price of outstanding options (1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(2)	5,945,062	(3)	$46.66		12,484,150	(4)
Equity Compensation Plans Not Approved by Stockholders	67,344	(5)	$30.92		—
Total	6,012,406		$31.81	(6)	12,484,150

(1)The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(2)Beginning January 1, 2005, the shares authorized for issuance under our ESPP are subject to an annual automatic increase equal to the lesser of (i) 1,500,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors. Upon the approval of our Board of Directors, no additional shares of common stock were reserved under the ESPP on January 1, 2021 based on the automatic increase provision. Beginning January 1, 2007, the shares authorized for issuance under our IESPP are subject to an annual automatic increase of equal to one-tenth of one percent (0.1%) of the then outstanding shares of our common stock. Upon the approval of our Board of Directors, 269,258 additional shares of common stock were reserved under the IESPP effective January 1, 2021 based on the automatic increase provision.
(3)As of March 31, 2021, includes 5,941,062 shares issuable upon the vesting of RSUs granted under our 2004 Equity Incentive Plan, and 4,000 shares issuable upon the exercise of outstanding options granted under our 2004 Equity Incentive Plan.
(4)As of March 31, 2021, includes 6,554,463 shares remaining available for future issuance under our 2004 Equity Incentive Plan. The remaining balance represents shares available for purchase under the IESPP and the ESPP.
(5)Consists of the aggregate amount of options, warrants and other equity rights assumed by us in connection with mergers and acquisitions at the weighted-average exercise price in the table above. No additional awards may be granted under those assumed arrangements. As of March 31, 2021, the foregoing consists of 4,934 shares subject to outstanding options under the SMSC 2009 LTIP; 31,921 shares subject to outstanding options under the 2009 Equity Plan that Supertex adopted prior to our acquisition of Supertex in April 2014; 4,995 shares issuable upon the exercise of outstanding options granted under the Micrel 2003 Incentive Award Plan; 19,480 shares issuable upon the exercise of outstanding options granted under the Micrel 2012 Equity Incentive Award Plan; 847 shares issuable upon the vesting of RSUs granted under the Microsemi 2008 Performance Incentive Plan; 861 shares subject to outstanding options under the Vitesse 2010 Incentive Plan; and 4,306 shares subject to outstanding options under the Vitesse 2013 Incentive Plan.
(6)As of March 31, 2021, there were a total of 70,497 shares subject to outstanding options, with a weighted average exercise price of $31.81 per share and a weighted average term of 2.06 years.

CODE OF BUSINESS CONDUCT AND ETHICS
In May 2004, our Board of Directors adopted a Code of Business Conduct and Ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the Code of Business Conduct and Ethics, as amended to date, is available on our website at the About/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS
Other Matters to be Presented at the Annual Meeting
At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2022 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals
Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2022 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 21, 2022. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.
Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Secretary at our principal executive offices. We must receive notice as follows:
•Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2022 annual meeting must do so no later than April 20, 2022.
•However, if we hold our 2022 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2021 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2022 annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.
•A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2022 annual meeting.
•If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.
Proxy Access
Under our amended Bylaws, a stockholder (or a group of not more than 20 stockholders) that has held at least 3% of our outstanding common stock continuously for at least three years may nominate and include in our proxy materials for our 2022 annual meeting (i) one director nominee if the number of directors to be elected at the annual meeting is seven or less, and (ii) if the number of directors to be elected at the annual meeting is greater than seven, director nominees constituting up to the greater of 20% of the Board or two directors, provided in each case that the requirements set forth in the Bylaws are satisfied. To utilize such “proxy access” nomination process, among other things, the electing stockholder(s) and proposed nominee(s) must comply with the detailed requirements set forth in our Bylaws, including the provision of the proposing stockholder information, various other required information, representations, undertakings, agreements and other requirements as set forth in the Bylaws and as required by law. One such requirement is that the nomination(s) must be received in a timely manner between 120 days and 150 days prior to the anniversary of the date our proxy statement was first sent to stockholders in connection with the last annual meeting, which for our proxy materials for the 2021 annual meeting would be no earlier than February 19, 2022 and no later than March 21, 2022.
The description of certain provisions of the Bylaws above is intended as a summary and is qualified in its entirety by reference to the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.
Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. While our proxy statement and 2021 Annual Report are available online (see "Electronic Access to Proxy Statement and Annual Report" on page 3), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.
Date of Proxy Statement
The date of this proxy statement is July 19, 2021.

APPENDIX A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MICROCHIP TECHNOLOGY INCORPORATED,
a Delaware Corporation
Microchip Technology Incorporated (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify as follows:
1.The present name of the Corporation is Microchip Technology Incorporated. The Corporation was originally incorporated under the name Microchip Acquisition Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on February 14, 1989.
2.That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:
ARTICLE I
The name of this corporation is Microchip Technology Incorporated.
ARTICLE II
The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes of this corporation to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
(A)CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is nine hundred and five million (905,000,000) shares. Nine hundred million (900,000,000) shares shall be Common Stock, par value $0.001 per share, and five million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.
(B) RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or any series thereof in Certificates of Designation or the corporation's Certificate of Incorporation, as amended from time to time (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, PARI PASSU with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
(C)COMMON STOCK.
1. DIVIDEND RIGHTS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
2. LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after distribution in full of preferential amounts to be distributed to holders of shares of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.
3. REDEMPTION. The Common Stock is not redeemable.
4. VOTING RIGHTS. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
On September 21, 1999, the Board of Directors adopted a resolution amending the rights, preferences and privileges of the series of 650,000 shares of Preferred Stock designated as Series A Participating Preferred Stock. Such rights, preferences and privileges are set forth in the Amended Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock attached hereto as Exhibit A.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE VI

The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

ARTICLE IX
A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of the corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE X
Except as provided herein, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on _____________, 2021.

MICROCHIP TECHNOLOGY INCORPORATED

By
Name: Ganesh Moorthy
Office: President and Chief Executive Officer

EXHIBIT A
AMENDED CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES A PARTICIPATING PREFERRED STOCK OF MICROCHIP TECHNOLOGY INCORPORATED
(No shares of the class or series of stock have been issued.)

The undersigned, Steve Sanghi and C. Philip Chapman do hereby certify:
1.That they are the duly elected and acting President and Secretary, respectively, of Microchip Technology Incorporated, a Delaware corporation (the “Corporation”).
2.That the Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Microchip Technology Incorporated was originally filed with the Secretary of the State of Delaware on February 13, 1995 and is now being amended and restated in the following form.
3.That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of incorporation of the said Corporation, the said Board of Directors on September 21, 1999 adopted the following resolution amending the rights, preferences, and privileges of the series of 650,000 shares of Preferred Stock designated as Series A Participating Preferred Stock:
“RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Restated Certificate of Incorporation, the Board of
Directors does hereby amend and restate the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series A Participating Preferred Stock as follows:
Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as “SERIES A PARTICIPATING PREFERRED STOCK.” The Series A Participating Preferred Stock shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 650,000.
Section 2. PROPORTIONAL ADJUSTMENT. In the event the Corporation shall at any time after the issuance of any share or shares of Series A Participating Preferred Stock (i) declare any dividend on Common Stock of the Corporation (“Common Stock”) payable in shares of Common Stock. (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Participating Preferred Stock.
Section 3. DIVIDENDS AND DISTRIBUTIONS.
(a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a “QUARTERLY DIVIDEND PAYMENT DATE”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock- in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock.

(b) The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).
(c) Dividends shall begin to accrue on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares- or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
Section 4. VOTING RIGHTS. The holders of shares of Series A Participating Preferred Stack shall have the following voting rights:
(a) Each share of Series A Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation.
(b) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vole together as one class on all matters submitted to a vote of stockholders of the Corporation.
(c) Except as required by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
Section 5. CERTAIN RESTRICTIONS.
(a)The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issue of a share or fraction of a share of. Series A Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Stock as required by Section 3 hereof.
(b)Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not
(i)declare to pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;
(ii)declare or pay dividends on, make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock.

provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock;
(iv)purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock tanking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Hoard of Directors) to ell holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(c)The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.
Section 6. REACQUIRED SHARES. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions an issuance set forth herein and, in the Restated Certificate of Incorporation, as then amended.
Section 7. LIQUIDATION DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of sharers of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock.
Section 8. CONSOLIDATION, MERGER, ETC. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 100 times the aggregate amount of stock securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.
Section 9. NO REDEMPTION. The shares of Series A Participating Preferred Stock shall not be redeemable.
Section 10. RANKING. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets. unless; the terms of any such series shall provide otherwise.
Section 11. AMENDMENT. The Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock, voting separately as a class.
Section 12. FRACTIONAL SHARES. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.
RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.”

We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.
Executed at Chandler, Arizona on October 11, 1999.

/s/ Steve Sanghi
Steve Sanghi
CHAIRMAN OF THE BOARD. PRESIDENT AND
CHIEF EXECUTIVE OFFICER

/s/ C. Philip Chapman
C. Philip Chapman
VICE PRESIDENT, CHIEF FINANCIAL OFFICER
AND SECRETARY

APPENDIX B
MICROCHIP TECHNOLOGY INCORPORATED
2004 EQUITY INCENTIVE PLAN
As Amended and Restated on August 24, 2021
1.Purposes of the Plan. The purposes of this 2004 Equity Incentive Plan are:
•to attract and retain the best available personnel,
•to provide additional incentive to Service Providers, and
•to promote the success of the Company’s business.
Awards granted under the Plan may be Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units, as determined by the Administrator at the time of grant.
2.Definitions. As used herein, the following definitions shall apply:
(a)“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Applicable Laws” means the legal requirements relating to the administration of equity compensation plans under state and federal corporate and securities laws and the Code.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Performance Units or Deferred Stock Units.
(d)“Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)“Awarded Stock” means the Common Stock subject to an Award.
(f)“Board” means the Board of Directors of the Company.
(g)“Change of Control” means the occurrence of any of the following events, in one or a series of related transactions:
(1)any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or
(2)a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(3)the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(4)a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors and whose election or nomination was not in connection with any transaction described in (1) or (2) above or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Committee” means a committee appointed by the Board in accordance with Section 4 of the Plan.
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Microchip Technology Incorporated.
(l)“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services. The term Consultant shall not include Directors who are compensated by the Company only for their service as Directors.
(m)“Deferred Stock Unit” means a deferred stock unit Award granted to a Participant pursuant to Section 13.
(n)“Director” means a member of the Board.
(o)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(p)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(1)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(2)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(3)In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
(s)“Fiscal Year” means a fiscal year of the Company.
(t)“Fiscal Quarter” means a fiscal quarter of the Company.
(u)“Non-Employee Director” means a member of the Board who is not an Employee.
(v)“Nonstatutory Stock Option” means an Option not intended to qualify as an incentive stock option under Section 422 of the Code and regulations promulgated thereunder.
(w)“Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Option Agreement.
(x)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)“Option” means a stock option granted pursuant to the Plan.

(z)“Option Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.
(aa)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(bb)“Participant” means the holder of an outstanding Award granted under the Plan.
(cc)“Performance Share” means a performance share Award granted to a Participant pursuant to Section 11.
(dd)“Performance Unit” means a performance unit Award granted to a Participant pursuant to Section 12.
(ee)“Plan” means this 2004 Equity Incentive Plan, as amended and restated.
(ff)“Restricted Stock” means Shares granted pursuant to Section 10 of the Plan.
(gg)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(hh)“Section 16(b)” means Section 16(b) of the Exchange Act, as amended.
(ii)“Service Provider” means an Employee, Consultant or Non-Employee Director.
(jj)“Share” means a share of the Common Stock, as adjusted in accordance with Section 19 of the Plan.
(kk)“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 9 of the Plan.
(ll)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan. Subject to the provisions of Section 19 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 36,387,887.
The Shares may be authorized, but unissued, or reacquired Common Stock.
If an Award expires or becomes unexercisable without having been exercised in full, or with respect to Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, the gross Shares issued (i.e., Shares actually issued pursuant to a Stock Appreciation Right, as well as the Shares that represent payment of the exercise price and any applicable tax withholdings) pursuant to a SAR will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. Shares used to pay the exercise price or purchase price, if applicable, of an Award shall become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.
4.Administration of the Plan.
(a)Procedure.
(1)Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Service Providers.
(2)Reserved.

(3)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
(4)Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
(1)to determine the Fair Market Value of the Common Stock, in accordance with Section 2(r) of the Plan;
(2)to select the Service Providers to whom Awards may be granted hereunder (other than the automatic grants to Non-Employee Directors provided for in Section 17 of the Plan);
(3)to determine whether and to what extent Awards or any combination thereof, are granted under the Plan;
(4)to determine the number of shares of Common Stock or equivalent units to be covered by each Award granted under the Plan;
(5)to approve forms of agreement for use under the Plan;
(6)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted under the Plan. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;
(7)to construe and interpret the terms of the Plan and Awards;
(8)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;
(9)to modify or amend each Award (subject to Sections 8(c), 9(b) and 21(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan;
(10)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(11)to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award (or distribution of a Deferred Stock Unit) that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld, or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, but not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;
(12)to determine the terms and restrictions applicable to Awards; and
(13)to make all other determinations deemed necessary or advisable for administering the Plan.

(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.
5Eligibility. Restricted Stock, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Non-Employee Directors shall only receive Awards pursuant to Section 17 of the Plan.
6Limitations.
(a)Nonstatutory Stock Option. Each Option shall be designated in the Notice of Grant as a Nonstatutory Stock Option.
(b)No Employment Rights. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or its Subsidiaries, nor shall they interfere in any way with the Participant’s right or the Company’s or Subsidiary’s right, as the case may be, to terminate such employment at any time, with or without cause or notice.
(c)Annual Limitations. The following limitations shall apply to grants of Options and Stock Appreciation Rights to Participants:
(1)No Participant shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than 1,500,000 Shares; provided, however, that such limit shall be 4,000,000 Shares in the Participant’s first Fiscal Year of Company service.
(2)The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 19(a).
(d)Minimum Vesting Requirements.
(1)General. Except as specified in Section 6(d)(2), Awards will vest no earlier than the one (1)-year anniversary of such Award’s grant date (except if accelerated pursuant to a Change of Control or a termination of the Participant’s status as a Service Provider due to a Participant’s death, or a Participant’s Disability) (each, an “Acceleration Event”).
(2)Exception. Awards may be granted to any Service Provider without regard to the minimum vesting requirements set forth in Section 6(d)(1) if the Shares subject to such Awards would not result in more than five percent (5%) of the maximum aggregate number of Shares reserved for issuance pursuant to all outstanding Awards granted under the Plan (the “5% Limit”). Any Awards that have their vesting discretionarily accelerated (except if accelerated pursuant to an Acceleration Event) are subject to the 5% Limit. For purposes of clarification, the Administrator may accelerate the vesting of any Awards pursuant to an Acceleration Event without such vesting acceleration counting toward the 5% Limit. The 5% Limit applies in the aggregate to Awards that do not satisfy the minimum vesting requirements as set forth in Section 6(d)(1) and to the discretionary vesting acceleration of Awards specified in this Section 6(d)(2).
7.Term of Plan. The Plan is effective as of October 1, 2004 (the “Effective Date”). It shall continue in effect until August 24, 2031, unless sooner terminated under Section 21 of the Plan.
8.Stock Options.
(a)Term. The term of each Option shall be stated in the Notice of Grant; provided, however, that the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Notice of Grant.
(b)Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant.

(c)No Repricing. The exercise price for an Option may not be reduced. This shall include, without limitation, a repricing of the Option as well as an Option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR, other Award or cash.
(d)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised. In so doing, the Administrator may specify that an Option may not be exercised until the completion of a service period.
(e)Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. Subject to Applicable Laws, such consideration may consist entirely of:
(1)cash;
(2)check;
(3)other Shares which (A) in the case of Shares acquired upon exercise of an option have been owned by the Participant for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(4)delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale proceeds required to pay the exercise price;
(5)any combination of the foregoing methods of payment; or
(6)such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
(f)Exercise of Option.
Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement.
An Option may not be exercised for a fraction of a Share.
An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the optioned stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 19 of the Plan.
Exercising an Option in any manner shall decrease the number of Shares thereafter available for sale under the Option, by the number of Shares as to which the Option is exercised.
(g)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s misconduct, death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination.

If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(h)Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for six (6) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(i)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Option Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Option Agreement), by the personal representative of the Participant’s estate, provided such representative has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such representative has been designated by the Participant, then such Option may be exercised by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
9.Stock Appreciation Rights.
(a)Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.
(b)Exercise Price and Other Terms. Subject to Section 4(c) of the Plan, the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The per share exercise price for the Shares or cash to be issued pursuant to exercise of an SAR shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per share on the date of grant. The exercise price may not be reduced. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR, other Award or cash.
(c)Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(1)the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(2)the number of Shares with respect to which the SAR is exercised.
With respect to SARs settled in Shares, until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the SAR, notwithstanding the exercise of the SAR.
(d)Payment Upon Exercise of SAR. At the discretion of the Administrator, payment for an SAR may be in cash, Shares or a combination thereof.

(e)SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
(f)Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.
(g)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability termination, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent that the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified by the Administrator, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
(h)Disability. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her SAR within such period of time as is specified in the SAR Agreement to the extent the SAR is vested on the date of termination (but in no event later than the expiration of the term of such SAR as set forth in the SAR Agreement). In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for six (6) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire SAR, the Shares covered by the unvested portion of the SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her SAR within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
(i)Death of Participant. If a Participant dies while a Service Provider, the SAR may be exercised following the Participant’s death within such period of time as is specified in the SAR Agreement (but in no event may the SAR be exercised later than the expiration of the term of such SAR as set forth in the SAR Agreement), by the personal representative of the Participant’s estate, provided such representative has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such representative has been designated by the Participant, then such SAR may be exercised by the person(s) to whom the SAR is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the SAR Agreement, the SAR shall remain exercisable for twelve (12) months following Participant’s death. If the SAR is not so exercised within the time specified herein, the SAR shall terminate, and the Shares covered by such SAR shall revert to the Plan.
10.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Restricted Stock may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock award granted to any Participant (provided that during any Fiscal Year, no Participant shall be granted more than 300,000 Shares of Restricted Stock); provided, however, that such limit shall be 750,000 Shares in the Participant’s first Fiscal Year of Company service, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component, upon which is conditioned the grant or vesting of Restricted Stock.
(b)Restricted Stock Units. Restricted Stock may be granted in the form of Restricted Stock or units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. With respect to the units to acquire Shares, until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist.
(c)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock granted under the Plan. Restricted Stock grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded. The Administrator may require the recipient to sign a Restricted Stock Award agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
(d)Restricted Stock Award Agreement. Each Restricted Stock grant shall be evidenced by an agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided, however, that if the Restricted Stock grant has a purchase price, such purchase price must be paid no more than ten (10) years following the date of grant.
(e)Dividends and Other Distributions. Until the restrictions set forth in the Restricted Stock Award agreement, including Award agreements for units to acquire Shares described in Section 10(b), have lapsed, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares or units. However, to the extent the restrictions in the Restricted Stock Award have lapsed, Service Providers holding Shares of Restricted Stock will be entitled to receive dividends, even if there are other restrictions on the Shares of Restricted Stock (e.g., a lock up period due to a public offering or a restriction due to possession of material nonpublic information).
11.Performance Shares.
(a)Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Participants at any time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant (provided that during any Fiscal Year, no Participant shall be granted more than 300,000 units of Performance Shares); provided, however, that such limit shall be 750,000 Shares in the Participant’s first Fiscal Year of Company service, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares. Performance Shares shall be granted in the form of units to acquire Shares. Each such unit shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units to acquire Shares.
(b)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.
(c)Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.
12.Performance Units.
(a)Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units. Performance Units shall be granted in the form of units to acquire Shares. Each such unit shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.
(b)Number of Performance Units. The Administrator will have complete discretion in determining the number of Performance Units granted to any Participant, provided that during any Fiscal Year, no Participant shall receive Performance Units having an initial value greater than $1,500,000, provided, however, that such limit shall be $4,000,000 in the Participant’s first Fiscal Year of Company service.

(c)Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the Shares awarded shall bear such legends as shall be determined by the Administrator.
(d)Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.
13.Deferred Stock Units.
(a)Description. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units shall remain subject to the claims of the Company’s general creditors until distributed to the Participant.
(b)Annual Limits. Deferred Stock Units shall be subject to the annual limits applicable to the underlying Restricted Stock, Performance Share or Performance Unit Award.
14.Death of Participant. In the event that a Participant dies while a Service Provider, then 100% of his or her Awards shall immediately vest.
15.Leaves of Absence. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall only recommence upon return to active service.
16.Misconduct. Should (i) the Participant’s service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement), or (ii) the Participant makes any unauthorized use or disclosure of confidential information or trade secrets of the Company or any Parent or Subsidiary, then in any such event all outstanding Awards held by the Participant under the Plan shall terminate immediately and cease to be outstanding, including as to both vested and unvested Awards.
17.Non-Employee Director Awards.
(a)Initial Grants. Each Non-Employee Director who first becomes a Non‑Employee Director on or after August 1, 2021 (excluding any Non‑Employee Director who previously served on the Board and excluding any Non‑Employee Director appointed on the date of the Company’s annual stockholders’ meeting) shall be automatically granted as of the date that the individual first is appointed or elected as a Non-Employee Director that number of Restricted Stock Units equal to (i)(A) $170,000 divided by (B) the Fair Market Value, multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the Company’s last annual stockholders’ meeting and the date the Non-Employee Director becomes a member of the Board and (B) the denominator of which is 12, rounded down to the nearest whole Share (the “Initial RSU Grant”). One hundred percent (100%) of the Initial RSU Grant will vest upon the earlier of the date that is one-year following the date of grant or one day prior to the date of the Company’s next annual stockholders’ meeting following the date of grant. Vesting of the Initial RSU Grant is contingent upon the Non‑Employee Director maintaining continued status as a Non-Employee Director through the vesting date.
(b)Annual Grants. On the date of the Company’s annual stockholders’ meeting, each Non-Employee Director (including any Non-Employee Director appointed on the date of the Company’s annual stockholders’ meeting) shall be automatically granted that number of Restricted Stock Units equal to $170,000 divided by the Fair Market Value, rounded down to the nearest whole Share (the “Annual RSU Grant”), provided that such Non-Employee Director has been elected by the stockholders to serve as a member of the Board at that annual stockholders’ meeting. One hundred percent (100%) of the Annual RSU Grant will vest upon the earlier of the date that is one year following the date of grant or one day prior to the date of the Company’s next annual stockholders’ meeting following the date of grant. Vesting of the Annual RSU Grant is contingent upon the Non-Employee Director maintaining continued status as a Non-Employee Director through the applicable vesting date.
18.Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. In no event may an Award be transferred in exchange for consideration. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
19.Adjustments Upon Changes in Capitalization, Dissolution or Liquidation or Change of Control.
(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award and the Fiscal Year annual share issuance limits under Sections 6(c), 10(a) and 11(a) shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that any such change in capitalization shall not affect the number of shares awarded under the automatic grants to Non-Employee Directors described in Sections 17(a) and (b), and provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vested (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.
(c)Change of Control.
(1)Stock Options and SARs. In the event of a Change of Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of thirty (30) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the Change of Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the

Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
(2)Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units. In the event of a Change of Control, each outstanding Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the Change of Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.
20.Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
21.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.
22.Conditions Upon Issuance of Shares.
(a)Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.Liability of Company.
(a)Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b)Grants Exceeding Allotted Shares. If the Awarded Stock covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Awarded Stock, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 21(b) of the Plan.
24. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

MICROCHIP TECHNOLOGY INCORPORATED
2021 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, August 24, 2021
9:00 a.m. Mountain Standard Time

This Proxy is solicited on behalf of the Board of Directors 2021 ANNUAL MEETING OF STOCKHOLDERS
I (whether one or more of us) appoint Ganesh Moorthy and J. Eric Bjornholt, and each of them, each with full power of substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2021 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) of that meeting. The meeting is scheduled for Tuesday, August 24, 2021, at 9:00 a.m., Mountain Standard Time, at Microchip's Chandler, Arizona facility at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199. The Proxies may vote on my behalf as if I were personally present at the meeting.
This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the election of each of the director nominees; (2) FOR the approval of an amendment and restatement of our Certificate of Incorporation to increase the number of authorized shares of common stock for the purpose of effecting a two-for-one forward stock split; (3) FOR the approval of an amendment and restatement of our 2004 Equity Incentive Plan to extend the term of the plan by ten years, to August 24, 2031; (4) FOR the ratification of Ernst & Young LLP as Microchip's independent registered public accounting firm for the fiscal year ending March 31, 2022; and (5) FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executives; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) thereof. The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.
IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!
Thank you in advance for participating in our 2021 Annual Meeting
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE www.TBD	( PHONE TBD	* MAIL
Use the internet to vote your proxy until 11:59 p.m. Eastern Time on August 24, 2021.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. Eastern Time on August 24, 2021.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:
	01 Matthew W. Chapman	☐	For	☐	Against	☐	Abstain
	02 Esther L. Johnson	☐	For	☐	Against	☐	Abstain
	03 Karlton D. Johnson	☐	For	☐	Against	☐	Abstain
	04 Wade F. Meyercord	☐	For	☐	Against	☐	Abstain
	05 Ganesh Moorthy	☐	For	☐	Against	☐	Abstain
	06 Karen M. Rapp	☐	For	☐	Against	☐	Abstain
	07 Steve Sanghi	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

2.
Proposal to approve an amendment and restatement of our Certificate of Incorporation to increase the number of authorized shares of common stock for the purpose of effecting a two-for-one forward stock split.
		☐	For	☐	Against	☐	Abstain
3.	Proposal to approve an amendment and restatement of our 2004 Equity Incentive Plan to extend the term of the plan by ten years, to August 24, 2031.	☐	For	☐	Against	☐	Abstain
4.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2022.	☐	For	☐	Against	☐	Abstain
5.	Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.	☐	For	☐	Against	☐	Abstain

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the Proxy.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.TBD